                                                                      EXHIBIT 2



                          AGREEMENT AND PLAN OF MERGER

                                   DATED AS OF

                                 AUGUST 4, 2004

                                  BY AND AMONG

                         FIRST DEFIANCE FINANCIAL CORP.,

                       FIRST FEDERAL BANK OF THE MIDWEST,

                                  COMBANC, INC.

                                       AND

                               THE COMMERCIAL BANK


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                                TABLE OF CONTENTS
                                                                                                                  PAGE

ARTICLE ONE -- THE MERGER.........................................................................................1

   1.01.      Corporate Merger....................................................................................1
   1.02.      Effective Time......................................................................................2
   1.03.      Governing Documents of the Surviving Corporation....................................................2
   1.04.      Bank Merger.........................................................................................2
   1.05.      Structure of Combination............................................................................2

ARTICLE TWO -- CONVERSION OF SHARES; SURRENDER OF CERTIFICATES....................................................2

   2.01.      Conversion of ComBanc Shares........................................................................2
   2.02.      Exchange of ComBanc Certificates....................................................................4
   2.03.      Dissenting ComBanc Shares...........................................................................7
   2.04.      Anti-Dilution Provisions............................................................................7
   2.05.      FDEF Shares.........................................................................................7
   2.06.      Tax Consequences....................................................................................7

ARTICLE THREE -- REPRESENTATIONS AND WARRANTIES OF COMBANC AND COMMERCIAL BANK....................................7

   3.01.      Corporate Status....................................................................................8
   3.02.      Capitalization of ComBanc...........................................................................9
   3.03.      Capitalization of Commercial Bank...................................................................9
   3.04.      Corporate Proceedings..............................................................................10
   3.05.      Authorization......................................................................................10
   3.06.      Financial Statements of ComBanc....................................................................10
   3.07.      SEC Filings........................................................................................11
   3.08.      Absence of Undisclosed Liabilities.................................................................11
   3.09.      Absence of Changes.................................................................................11
   3.10.      Loans..............................................................................................11
   3.11.      Allowance for Loan Losses..........................................................................12
   3.12.      Reports and Records................................................................................12
   3.13.      Taxes..............................................................................................12
   3.14.      Property and Title.................................................................................13
   3.15.      Legal Proceedings..................................................................................14
   3.16.      Compliance with Laws and Regulations...............................................................14
   3.17.      No Conflict........................................................................................15
   3.18.      Brokers, Finders and Others........................................................................15
   3.19.      Employment Agreements..............................................................................15
   3.20.      Employee Benefit Plans.............................................................................16
   3.21.      Insurance..........................................................................................17
   3.22.      Governmental and Third-Party Proceedings...........................................................18
   3.23.      Contracts..........................................................................................18
   3.24.      Environmental Matters..............................................................................18

                                      -i-

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

   3.25.      ComBanc Information................................................................................19
   3.26.      CRA Compliance.....................................................................................19
   3.27.      Ownership of FDEF Shares...........................................................................19
   3.28.      Fairness Opinion...................................................................................20
   3.29.      Real Property Interest.............................................................................20
   3.30.      Internal Controls..................................................................................20

ARTICLE FOUR -- REPRESENTATIONS AND WARRANTIES OF FDEF AND FIRST FEDERAL.........................................21

   4.01.      Corporate Status...................................................................................21
   4.02.      Corporate Proceedings..............................................................................21
   4.03.      Capitalization of FDEF.............................................................................21
   4.04.      Authorized and Effective Agreement.................................................................22
   4.05.      No Conflict........................................................................................23
   4.06.      SEC Filings........................................................................................23
   4.07.      Financial Statements of FDEF and First Federal.....................................................23
   4.08.      Brokers, Finders and Others........................................................................24
   4.09.      Governmental and Third-Party Proceedings...........................................................24
   4.10.      Absence of Undisclosed Liabilities.................................................................24
   4.11.      Absence of Changes.................................................................................24
   4.12.      Legal Proceedings..................................................................................25
   4.13.      Regulatory Matters.................................................................................25
   4.14.      Ownership of ComBanc Shares........................................................................25

ARTICLE FIVE -- FURTHER COVENANTS OF COMBANC AND COMMERCIAL BANK.................................................25

   5.01.      Operation of Business..............................................................................25
   5.02.      Notification.......................................................................................28
   5.03.      Acquisition Proposals..............................................................................29
   5.04.      Delivery of Information............................................................................29
   5.05.      Affiliates Compliance with the Securities Act......................................................29
   5.06.      Voting Agreement...................................................................................29
   5.07.      No Control.........................................................................................29
   5.08.      Accounting Policies................................................................................30
   5.09.      ComBanc Meeting....................................................................................30
   5.10.      Tax Matters........................................................................................30
   5.11.      Insurance Coverage.................................................................................31
   5.12.      Supplemental Assurances............................................................................31

ARTICLE SIX -- FURTHER COVENANTS OF FDEF.........................................................................31

   6.01.      Employees; Employee Benefits.......................................................................31
   6.02.      Exchange Listing...................................................................................32
   6.03.      Notification.......................................................................................32
   6.04.      Indemnification....................................................................................32
   6.05.      Board of Directors.................................................................................33
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                                      -ii-

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   6.06.      Advisory Board.....................................................................................33

ARTICLE SEVEN -- FURTHER OBLIGATIONS OF THE PARTIES..............................................................34

   7.01.      Cooperative Action.................................................................................34
   7.02.      Press Releases.....................................................................................34
   7.03.      Proxy/Prospectus; Registration Statement...........................................................34
   7.04.      Regulatory Applications............................................................................35
   7.05.      Termination of Profit Sharing Plan.................................................................35
   7.06.      Confidentiality....................................................................................36

ARTICLE EIGHT -- CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE PARTIES..........................................36

   8.01.      Conditions to the Obligations of FDEF and First Federal............................................36
   8.02.      Conditions to the Obligations of ComBanc and Commercial Bank.......................................37
   8.03.      Mutual Conditions..................................................................................38

ARTICLE NINE -- CLOSING..........................................................................................38

   9.01.      Closing............................................................................................38
   9.02.      Closing Deliveries Required of FDEF and First Federal..............................................39
   9.03.      Closing Deliveries Required of ComBanc and Commercial Bank.........................................39

ARTICLE TEN -- TERMINATION.......................................................................................39

   10.01.     Termination........................................................................................39
   10.02.     Effect of Termination..............................................................................40
   10.03.     Termination Fee....................................................................................40
   10.04.     Force Majeure......................................................................................40

ARTICLE ELEVEN -- MISCELLANEOUS..................................................................................41

   11.01.     Notices............................................................................................41
   11.02.     Counterparts.......................................................................................42
   11.03.     Entire Agreement...................................................................................42
   11.04.     Successors and Assigns.............................................................................42
   11.05.     Captions...........................................................................................42
   11.06.     Governing Law......................................................................................42
   11.07.     Payment of Fees and Expenses.......................................................................42
   11.08.     Amendment..........................................................................................42
   11.09.     Waiver.............................................................................................42
   11.10.     No Third-Party Rights..............................................................................42
   11.11.     Waiver of Jury Trial...............................................................................43
   11.12.     Severability.......................................................................................43
   11.13.     Non-Survival of Representations, Warranties and Covenants..........................................43

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                            GLOSSARY OF DEFINED TERMS

         The following terms, when used in this Agreement, have the meanings ascribed to them in the corresponding Sections of this Agreement listed below:

"Acquisition Transactions"                            --       Section 5.03
"Aggregated Cash Consideration"                       --       Section 2.01(c)
"Agreement"                                           --       Preamble
"Average"                                             --       Section 2.01(b)
"Bank Merger"                                         --       Preamble
"Bank Merger Agreement"                               --       Preamble
"BHCA"                                                --       Section 3.01(a)
"Cash Election Shares"                                --       Section 2.02(a)
"CERCLA"                                              --       Section 3.24
"Closing"                                             --       Section 9.01
"Closing Date"                                        --       Section 9.01
"Code"                                                --       Section 2.02(f)
"ComBanc"                                             --       Preamble
"ComBanc Balance Sheet Date"                          --       Section 3.06
"ComBanc Certificates"                                --       Section 2.02(a)
"ComBanc Disclosure Schedule"                         --       Article Three
"ComBanc Dissenting Share"                            --       Section 2.03
"ComBanc Financial Statements"                        --       Section 3.06
"ComBanc Meeting"                                     --       Section 3.04(b)
"ComBanc Real Properties"                             --       Section 3.14(a)
"ComBanc Shares"                                      --       Section 1.01
"ComBanc's Counsel"                                   --       Section 7.01
"ComBanc's Financial Advisor"                         --       Section 3.18
"Commercial Bank"                                     --       Preamble
"Commercial Bank Real Estate Collateral"              --       Section 3.24
"Compensation and Benefit Plans"                      --       Section 3.20(a)
"Consultants"                                         --       Section 3.20(a)
"Continuing Employees"                                --       Section 6.01
"Corporate Merger"                                    --       Preamble
"CRA"                                                 --       Section 3.26
"DGCL"                                                --       Section 1.01
"Directors"                                           --       Section 3.20(a)
"Effective Time"                                      --       Section 1.02
"Election Deadline"                                   --       Section 2.02(b)
"Election Form"                                       --       Section 2.02(a)
"Employees"                                           --       Section 3.20(a)
"Environmental Law"                                   --       Section 3.24
"ERISA"                                               --       Section 3.20(a)
"ERISA Affiliate"                                     --       Section 3.20(c)
"Exchange Act"                                        --       Section 3.07
"Exchange Agent"                                      --       Section 2.02(a)
"Exchange Ratio"                                      --       Section 2.01(a)
"FDEF"                                                --       Preamble

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"FDEF Filed SEC Documents"                            --       Section 4.10
"FDEF Financial Statements"                           --       Section 4.07
"FDEF Shares"                                         --       Section 2.01(a)
"FDEF Stock Option Plans"                             --       Section 4.03(a)
"FDEF Stock Options"                                  --       Section 4.03(a)
"FDEF's Counsel"                                      --       Section 7.01
"FDIC"                                                --       Section 3.01(b)
"Federal Reserve"                                     --       Section 3.01(b)
"First Federal"                                       --       Preamble
"GAAP"                                                --       Section 3.06
"Governmental Authority"                              --       Section 3.16(c)
"HOLA"                                                --       Section 4.01(a)
"Hazardous Substances"                                --       Section 3.24
"IRS"                                                 --       Section 3.13
"Information"                                         --       Section 7.06
"Loan Assets"                                         --       Section 3.10
"Loan Documentation"                                  --       Section 3.10
"material"                                            --       Section 3.01(d)
"material adverse effect"                             --       Section 3.01(d)
"MRP"                                                 --       Section 4.03(a)
"Nasdaq"                                              --       Section 4.09
"No-Election Shares"                                  --       Section 2.02(a)
"ODFI"                                                --       Section 3.01(b)
"OGCL"                                                --       Section 1.01
"OTS"                                                 --       Section 4.01(b)
"Officers"                                            --       Section 3.19(a)
"Outstanding ComBanc Shares"                          --       Section 2.01(c)
"PCBs"                                                --       Section 3.24
"Pension Plan"                                        --       Section 3.20(b)
"Per Share Cash Consideration"                        --       Section 2.01(a)
"Per Share Reduction"                                 --       Section 2.01(d)
"Per Share Stock Consideration"                       --       Section 2.01(a)
"Proxy/Prospectus"                                    --       Section 7.03(a)
"Reallocated Cash Shares"                             --       Section 2.02(c)
"Reallocated Stock Shares"                            --       Section 2.02(c)
"Registration Statement"                              --       Section 7.03(a)
"Regulatory Authorities"                              --       Section 3.16(a)
"Rule 145 Affiliates"                                 --       Section 5.05
"SEC"                                                 --       Section 3.01(c)
"Securities Act"                                      --       Section 3.20(b)
"Stock Election Shares"                               --       Section 2.02(a)
"Subsidiary"                                          --       Section 3.01(c)
"Surviving Corporation"                               --       Section 1.01
"Tax"                                                 --       Section 3.13
"Tax Returns"                                         --       Section 3.13
"Updated ComBanc Disclosure Schedule"                 --       Section 5.02

                          AGREEMENT AND PLAN OF MERGER


                  THIS AGREEMENT AND PLAN OF MERGER (the "AGREEMENT"), dated as of August 4, 2004, is made and entered into by and among First Defiance Financial Corp., an Ohio corporation ("FDEF"); First Federal Bank of the Midwest, a federal savings bank ("FIRST FEDERAL"); ComBanc, Inc., a Delaware corporation ("COMBANC"); and The Commercial Bank, an Ohio commercial bank ("COMMERCIAL BANK").

                              W I T N E S S E T H:

                  WHEREAS, the Boards of Directors of ComBanc, Commercial Bank, FDEF and First Federal have each determined that it is in the best interests of their respective corporations and shareholders for ComBanc to merge with and into FDEF (the "CORPORATE MERGER") followed by the merger of Commercial Bank with and into First Federal (the "BANK MERGER"), upon the terms and subject to the conditions set forth in and pursuant to the terms of this Agreement and the Bank Merger Agreement to be entered into by and between First Federal and Commercial Bank, the form of which is attached hereto as Exhibit A (the "BANK MERGER AGREEMENT"); and

                  WHEREAS, the Boards of Directors of ComBanc, Commercial Bank, FDEF and First Federal have each approved this Agreement and the consummation of the transactions contemplated hereby;

                  NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, FDEF, First Federal, ComBanc and Commercial Bank, intending to be legally bound hereby, agree as follows:

                                   ARTICLE ONE
                                   THE MERGER

                  1.01. CORPORATE MERGER. Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as defined in Section 1.02), ComBanc shall merge with and into FDEF in accordance with the Ohio General Corporation Law (the "OGCL") and the Delaware General Corporation Law (the "DGCL"). FDEF shall be the continuing and surviving corporation in the Corporate Merger, shall continue to exist under the laws of the State of Ohio, and shall be the only one of FDEF and ComBanc to continue its separate corporate existence after the Effective Time. As used in this Agreement, the term "SURVIVING CORPORATION" refers to FDEF immediately after the Effective Time. As a result of the Corporate Merger, the outstanding common stock, without par value, of ComBanc (the "COMBANC SHARES") and ComBanc's treasury shares shall be converted or cancelled in the manner provided in Article Two.

                  1.02. EFFECTIVE TIME. The EFFECTIVE TIME of the Corporate Merger shall be the date and time upon which the last of the following occurs:
(a) the filing of the appropriate certificate of merger with the Ohio Secretary of State, (b) the filing of the appropriate certificate of merger with the Delaware Secretary of State or (c) such time thereafter as is agreed to in writing by FDEF and ComBanc and provided in the certificates of merger filed as set forth above.

                  1.03. GOVERNING DOCUMENTS OF THE SURVIVING CORPORATION. At the Effective Time, the articles of incorporation and code of regulations of FDEF as in effect immediately prior to the Effective Time shall be the articles of incorporation and code of regulations of the Surviving Corporation.

                  1.04. BANK MERGER. Following the Corporate Merger, FDEF shall cause the Bank Merger to be completed in accordance with the Bank Merger Agreement.

                  1.05. STRUCTURE OF COMBINATION. With the consent of ComBanc, which consent shall not be unreasonably withheld, FDEF and First Federal may at any time change the method of effecting the mergers (including, without limitation, the provisions of this Article One) if and to the extent FDEF deems such change to be desirable; provided, however, that no such change shall (i) alter or change the amount or composition of the per share merger consideration described in Section 2.01 of this Agreement; (ii) be likely to materially delay or jeopardize receipt of any required regulatory approvals or materially delay the satisfaction of any conditions to the closing of the Corporate Merger; or
(iii) adversely affect the tax treatment of ComBanc or ComBanc stockholders as a result of receiving the per share merger consideration. ComBanc and Commercial Bank shall, if requested by FDEF, enter into one or more amendments to this Agreement in order to effect any such change.

                                   ARTICLE TWO
                 CONVERSION OF SHARES; SURRENDER OF CERTIFICATES

                  2.01. CONVERSION OF COMBANC SHARES. At the Effective Time, by virtue of the Corporate Merger and without any action on the part of the holder thereof:

                   (a) Subject to Sections 2.02, 2.03 and 2.04, each ComBanc Share issued and outstanding immediately prior to the Effective Time (other than ComBanc Shares to be canceled in accordance with Section 2.01(d) and ComBanc Dissenting Shares, as defined in Section 2.03) shall be converted into the right to receive, at the election of the holder thereof pursuant to Section 2.02(a):

                            (i)     the number of common shares, $.01 par value
per share, of FDEF ("FDEF SHARES") that is equal to the Exchange Ratio as defined in Section 2.01(b) (the "PER SHARE STOCK CONSIDERATION"), or

                            (ii) a cash amount equal to $17.20 (the "PER SHARE
CASH CONSIDERATION").

                   (b) Subject to adjustments, if any, pursuant to Section 2.01(c), the Exchange Ratio shall be a fraction the numerator of which shall be $17.20 and the denominator of which shall be the average closing price of an FDEF Share for the five consecutive trading days ending one trading day prior to the Effective Time (the "AVERAGE"); provided, however, that in the event the Average is less than $21.56, then the Exchange Ratio shall equal 0.79769; provided further, however, that in the event the Average is greater than $26.35, the Exchange Ratio shall equal 0.65266.

                   (c) Notwithstanding anything in this Agreement to the contrary, to preserve the status of the Corporate Merger as a tax-free reorganization within the meaning of Section 368(a)(1)(A) of the Code, if the aggregate value of the FDEF Shares to be issued in connection with the Corporate Merger, based upon the closing price of the FDEF Shares as reported on The Nasdaq Stock Market ("Nasdaq") on the business day immediately preceding the Effective Time, would be less than 45% of the sum of the Aggregate Cash Consideration (as defined below), plus the value of the FDEF Shares to be received by the holders of the ComBanc Shares as consideration in connection with the Corporate Merger, then FDEF may, in its sole discretion, increase the Per Share Stock Consideration so that the aggregate value of the FDEF Shares to be issued to the holders of the ComBanc Shares in connection with the Corporate Merger, as determined based upon the closing price of the FDEF Shares on Nasdaq on the business day immediately preceding the Effective Time, is equal to 45% of the sum of the Aggregate Cash Consideration, plus the value of the FDEF Shares to be received by the holders of the ComBanc Shares as consideration in connection with the Corporate Merger. For purposes of this Agreement, the "AGGREGATE CASH CONSIDERATION" shall be an amount equal to the Per Share Cash Consideration multiplied by 50% of the number of ComBanc Shares outstanding at the Effective Time (the "OUTSTANDING COMBANC SHARES") (i.e. excluding any of ComBanc's treasury shares).

                  (d) If the shareholders' equity of ComBanc on the Closing Date is less than $22,500,000, excluding unrealized accumulated other comprehensive income related to ComBanc's investment portfolio, the Per Share Stock Consideration and the Per Share Cash Consideration to be paid for the ComBanc Shares shall be decreased by an amount equal to (i) the difference between $22,500,000 and the shareholders' equity of ComBanc on the Closing Date, divided by (ii) the number of ComBanc Shares outstanding on the Closing Date (the "PER SHARE REDUCTION"), and each ComBanc shareholder shall be entitled to receive from FDEF either (a) an amount equal to $17.20 less the Per Share Reduction or
(b) a number of FDEF Shares equal to the Exchange Ratio, where the numerator of the Exchange Ratio shall be $17.20 less the Per Share Reduction, subject to the adjustment set forth in Section 2.01(b).

                  (e) No certificates or scrip representing fractional FDEF Shares shall be issued. Each holder of ComBanc Shares who would otherwise be entitled to receive a fractional FDEF Share shall receive an amount of cash equal to the product obtained by multiplying (i) the fractional FDEF Share interest to which such holder (after taking into account all ComBanc Shares held at the Effective Time by such holder) would otherwise be entitled by (ii) the Average.

                  (f) Any treasury shares held by ComBanc and any ComBanc Shares owned by FDEF for its own account shall be cancelled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

                  2.02.    EXCHANGE OF COMBANC CERTIFICATES.

                   (a) Seven business days after the Effective Time, or as soon as practicable thereafter, FDEF, or an exchange agent designated by FDEF to discharge its duties pursuant to this Section 2.02 (the "EXCHANGE AGENT"), shall mail to each holder of record of ComBanc Shares (i) a form letter of transmittal and instructions for use in surrendering for exchange the certificates evidencing the ComBanc Shares ("COMBANC CERTIFICATES") that will have been cancelled and extinguished as a result of the Corporate Merger and (ii) an election form ("ELECTION FORM"). The letter of transmittal shall specify that the risk of loss and title to the ComBanc Certificates shall pass only upon delivery of such certificates as specified in the letter of transmittal. Each Election Form shall permit the holder (or in the case of nominee record holders, the beneficial owner through proper instructions and documentation) (i) to elect to receive FDEF Shares with respect to all such holder's ComBanc Shares, (ii) to elect to receive cash with respect to all such holder's ComBanc Shares, (iii) to elect to receive 50% cash and 50% FDEF Shares with respect to such holder's ComBanc Shares, or (iv) to indicate that such holder makes no such election with respect to such holder's ComBanc Shares ("NO-ELECTION SHARES"). Any ComBanc Shares with respect to which the holder has elected to receive cash are hereinafter referred to as "CASH ELECTION SHARES," and any ComBanc Shares with respect to which the holder has elected to receive FDEF Shares are hereinafter referred to as "STOCK ELECTION SHARES." Any ComBanc Shares with respect to which the holder thereof shall not, as of the Election Deadline (as defined below), have made an election by submission to the Exchange Agent of an effective, properly completed Election Form shall be deemed to be No-Election Shares. Any ComBanc Dissenting Shares shall be deemed to be Cash Election Shares for purposes of the allocation provisions of subsection (c) below, but in no event shall such shares be classified as Reallocated Stock Shares (as defined in Section 2.02(c)(ii)(B) below).

                   (b) For purposes of this Agreement, the term "ELECTION DEADLINE" shall mean 5:00 p.m., Eastern Time, on the 20th day following but not including the date of mailing of the Election Form, or such other date upon which FDEF and ComBanc shall mutually agree prior to the Effective Time. Any election to receive cash, FDEF Shares or a combination of cash and FDEF Shares shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. The Exchange Agent shall be required to make all determinations as to when any election, modification or revocation has been received and whether any such election, modification or revocation has been properly made.

                   (c) The Exchange Agent shall effect the allocation among holders of ComBanc Shares of rights to receive cash, FDEF Shares, or a combination of cash and FDEF Shares in accordance with the Election Forms as follows:

                            (i)     If the number of Cash Election Shares is
less than one-half of the Outstanding ComBanc Shares, then:


                                   (A)      each of the Cash Election Shares
(other than ComBanc Dissenting Shares) shall be converted into the right to receive the Per Share Cash Consideration,

                                   (B)      the Exchange Agent will allocate
first among the No-Election Shares (by the method of allocation described in Section 2.02(d)(i) below) and then, if necessary, will allocate among the Stock Election Shares (by the method of allocation described in Section 2.02(d)(ii) below), a sufficient number of non-Cash Election Shares ("REALLOCATED CASH SHARES") such that the sum of the number of Cash Election Shares plus the number of Reallocated Cash Shares equals one-half of the Outstanding ComBanc Shares , and each of the Reallocated Cash Shares shall be converted into the right to receive the Per Share Cash Consideration, and

                                   (C)      each of the No-Election Shares
(if any) and Stock Election Shares which are not Reallocated Cash Shares shall be converted into the right to receive the Per Share Stock Consideration.

                            (ii)    If the number of Cash Election Shares is
greater than one-half of the Outstanding ComBanc Shares, then:

                                   (A)      each of the Stock Election Shares
and No-Election Shares shall be converted into the right to receive the Per Share Stock Consideration,

                                   (B)      the Exchange Agent will allocate
among the Cash Election Shares (other than ComBanc Dissenting Shares) (by the method of allocation described in Section 2.02(d) below), a sufficient number of Cash Election Shares ("REALLOCATED STOCK SHARES") such that the sum of the number of remaining Cash Election Shares (including all of the ComBanc Dissenting Shares) equals one-half of the Outstanding ComBanc Shares, and each of the Reallocated Stock Shares shall be converted into the right to receive the Per Share Stock Consideration, and

                                   (C)      each of the Cash Election Shares
(other than ComBanc Dissenting Shares) which are not Reallocated Stock Shares shall be converted into the right to receive the Per Share Cash Consideration.

                            (iii)   If the number of Cash Election Shares
(including the ComBanc Dissenting Shares) is equal to one-half of the Outstanding ComBanc Shares, then subparagraphs (c)(i) and (ii) above shall not apply and all No-Election Shares and all Stock Election Shares shall be converted into the right to receive the Per Share Stock Consideration.

                   (d) Any pro rata allocation shall be performed by the Exchange Agent as follows:

                            (i)     If the Exchange Agent is required pursuant
 to Section 2.02(c)(i)(B) to designate from among all No-Election Shares the Reallocated Cash Shares to receive the Per Share Cash Consideration, each holder of No-Election Shares shall be allocated a pro rata portion (based on such holder's No-Election Shares relative to all No-Election Shares) of the total Reallocated Cash Shares.

                            (ii)    If the Exchange Agent is required pursuant
to Section 2.02(c)(i)(B) to designate from among all Stock Election Shares the Reallocated Cash Shares to receive the Per Share Cash Consideration, each holder of Stock Election Shares shall be allocated a pro rata portion (based on such holder's Stock Election Shares relative to all Stock Election Shares) of the remainder of the total Reallocated Cash Shares less the number of No-Election Shares which are Reallocated Cash Shares.

                           (iii) If the Exchange Agent is required pursuant to
Section 2.02(c)(ii)(B) to designate from among all holders of Cash Election Shares the Reallocated Stock Shares to receive the Per Share Stock Consideration, each holder of Cash Election Shares shall be allocated a pro rata portion (based on such holder's Cash Election Shares relative to all Cash Election Shares) of the remainder of the total Reallocated Stock Shares less the number of No-Election Shares which are Reallocated Stock Shares. For purposes of this Section 2.02(d)(iii), ComBanc Dissenting Shares shall not be considered to be Cash Election Shares.

                  (e) Upon surrender of a ComBanc Certificate for cancellation, together with a letter of transmittal, duly executed, the holder of such ComBanc Certificate shall be entitled to receive in exchange therefor a certificate representing the full number of FDEF Shares and/or the amount of cash into which the aggregate number of ComBanc Shares previously represented by such surrendered ComBanc Certificate shall have been converted pursuant to this Agreement., and the ComBanc Certificate so surrendered shall thereafter be cancelled. All payments made upon the surrender of ComBanc Certificates pursuant to this Article Two shall be deemed to have been made in full satisfaction of all rights pertaining to the shares evidenced by such ComBanc Certificates.

                  (f) If any ComBanc Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such ComBanc Certificate to be lost, stolen or destroyed and, if required by FDEF in its sole discretion, the posting by such person of a bond in such amount as FDEF may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such ComBanc Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed ComBanc Certificate the cash and/or FDEF Shares (and cash in lieu of fractional FDEF Share interests, if any) deliverable in respect thereof.

                  (g) None of FDEF, ComBanc, the Exchange Agent or the Surviving Corporation shall be liable to any former holder of ComBanc Shares for any payment of the Per Share Stock Consideration, the Per Share Cash Consideration, any cash in lieu of a fractional FDEF Share interest or any dividends or distributions with respect to FDEF Shares delivered to a public official if required by any applicable abandoned property, escheat or similar law.

                  (h) No dividends or other distributions declared after the Effective Time with respect to FDEF Shares and payable to the holders of record thereof after the Effective Time shall be paid to the holder of any unsurrendered ComBanc Certificate until it is surrendered by the holder thereof. Subject to the effect, if any, of applicable law, after the subsequent surrender and exchange of a ComBanc Certificate, the record holder thereof shall be entitled to receive any dividends or other distributions, without any interest thereon, which became payable with respect to the FDEF Shares represented by such ComBanc Certificate.

                  (i) After the Effective Time, there shall be no further registration or transfer of ComBanc Shares on the stock transfer books of ComBanc. In the event that, after the

Effective Time, ComBanc Certificates are presented for transfer, they shall be cancelled and exchanged as provided in this Article Two.

                  (j) FDEF or the Exchange Agent shall be entitled to deduct and withhold from the Per Share Stock Consideration or the Per Share Cash Consideration such amounts as FDEF or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "CODE"), or any other provision of domestic or foreign tax law (whether national, federal, state, provincial, local or otherwise). To the extent that amounts are so withheld and paid over to the appropriate taxing authority by FDEF or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the ComBanc Certificates.

                  (k) The Surviving Corporation may from time to time waive one or more of the rights provided to it in this Article Two to withhold certain payments, deliveries and distributions; and no such waiver shall constitute a waiver of its rights thereafter to withhold any such payment, delivery or distribution in the case of any person.

                  2.03. DISSENTING COMBANC SHARES. Anything contained in this Agreement or elsewhere to the contrary notwithstanding, if any holder of an outstanding ComBanc Share dissents from the Corporate Merger pursuant to Section 262 of the DGCL and is thereby entitled to appraisal rights thereunder (a "COMBANC DISSENTING SHARE"), then such ComBanc Dissenting Share shall be extinguished but shall not be converted into the right to receive the Per Share Stock Consideration or the Per Share Cash Consideration. Instead, such ComBanc Dissenting Share shall be entitled only to such rights (and shall have such obligations) as are provided in Section 262 of the DGCL.

                  2.04. ANTI-DILUTION PROVISIONS. The Exchange Ratio shall be adjusted to reflect any occurrence subsequent to the date of this Agreement but prior to the Effective Time, pursuant to which the outstanding FDEF Shares shall have been or will be increased, decreased, changed into or exchanged for a different number or kind of shares or securities through reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other like changes in FDEF's capitalization.

                  2.05. FDEF SHARES. Each FDEF Share issued and outstanding immediately prior to the Effective Time shall continue to be issued and outstanding and unaffected by the Corporate Merger.

                  2.06. TAX CONSEQUENCES. For federal income tax purposes, the Corporate Merger is intended to constitute a reorganization within the meaning of Section 368(a) of the Code. The parties hereto hereby adopt this Agreement as a "plan of reorganization" within the meaning of Treasury Department regulation sections 1.368-2(g) and 1.368-3(a).

                                  ARTICLE THREE
                        REPRESENTATIONS AND WARRANTIES OF
                           COMBANC AND COMMERCIAL BANK

                  Except as set forth on a disclosure schedule prepared by ComBanc and Commercial Bank (the "COMBANC DISCLOSURE SCHEDULE"), ComBanc and Commercial Bank represent and warrant to FDEF and First Federal that each of the following statements is true and accurate:

                  3.01.    CORPORATE STATUS.

                  (a) ComBanc is a Delaware corporation and a bank holding company registered under the Bank Holding Company Act of 1956, as amended ("BHCA"). ComBanc is duly organized, validly existing and in good standing under the laws of the State of Delaware and has the full corporate power and authority to own its property, to carry on its business as presently conducted, and to enter into and, subject to the required adoption of this Agreement by the ComBanc stockholders and the obtaining of appropriate approvals of Governmental and Regulatory Authorities (as defined below), perform its obligations under this Agreement and consummate the transactions contemplated by this Agreement. ComBanc is not qualified to do business in any other jurisdiction or required to be so qualified to do business in any other jurisdiction except where the failure to be so qualified individually or in the aggregate would not reasonably be expected to have a material adverse effect on ComBanc. ComBanc has provided to FDEF and First Federal true and complete copies of the certificate of incorporation and bylaws of ComBanc, in each case as amended to the date of this Agreement.

                  (b) Commercial Bank is an Ohio commercial bank and a Federal Reserve member bank, and is regulated by the Ohio Division of Financial Institutions (the "ODFI"), the Board of Governors of the Federal Reserve System (the "FEDERAL RESERVE"), and the Federal Deposit Insurance Corporation (the "FDIC"). Commercial Bank is duly organized, validly existing and in good standing under the laws of the State of Ohio and has full power and authority, corporate or otherwise, to own its property and to carry on its business as presently conducted. Commercial Bank is not qualified to do business in any other jurisdiction or required to be qualified to do business in any other jurisdiction, except where the failure to be so qualified individually or in the aggregate would not reasonably be expected to have a material adverse effect on Commercial Bank. Commercial Bank has provided to FDEF and First Federal true and complete copies of the articles of incorporation and other governing instruments of Commercial Bank, in each case as amended to the date of this Agreement.

                  (c) Commercial Bank is the only Subsidiary (as defined below) of ComBanc. For purposes of this Agreement, "SUBSIDIARY" has the meaning ascribed to such term in Rule 1-02 of Regulation S-X promulgated by the Securities and Exchange Commission (the "SEC").

                  (d) As used in this Agreement, (i) any reference to any event, change, effect, development, circumstance or occurrence being "MATERIAL" with respect to any entity means an event, change, effect, development, circumstance or occurrence that is or is reasonably likely to be material in relation to the financial condition, properties, assets, liabilities, businesses or results of operations of such entity and its subsidiaries taken as a whole, and (ii) the term "MATERIAL ADVERSE EFFECT" means, with respect to any entity, an event, change, effect, development, circumstance or occurrence that, individually or together with any other event, change, effect, development, circumstance or occurrence, (A) has or would be reasonably likely to have a material adverse effect on the business, condition (financial or otherwise), capitalization, assets (tangible or intangible), liabilities (accrued, contingent or otherwise), operations, regulatory affairs, financial performance or prospects of such entity and its Subsidiaries, taken as a whole, or (B) materially impairs the ability of such entity to perform its obligations under this Agreement or to consummate the Corporate Merger and the other transactions contemplated by this Agreement.

                  3.02.    CAPITALIZATION OF COMBANC.

                  (a) The authorized capital of ComBanc consists solely of 5,000,000 ComBanc Shares, of which 2,211,014 are issued and outstanding and 164,986 are held in treasury. All outstanding ComBanc Shares have been duly authorized and are validly issued, fully paid and non-assessable, and were not issued in violation of the preemptive rights of any person. All ComBanc Shares issued have been issued in compliance in all material respects with all applicable federal and state securities laws.

                  (b) As of the date of this Agreement, there are no options, warrants, calls, rights, commitments or agreements of any character to which ComBanc is a party or by which it is bound, obligating ComBanc to issue, deliver or sell, or cause to be issued, delivered or sold, any additional ComBanc Shares or obligating ComBanc to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. As of the date of this Agreement, there are no outstanding contractual obligations of ComBanc to repurchase, redeem or otherwise acquire any ComBanc Shares.

                  (c) Except as disclosed in Section 3.02(c) of the ComBanc Disclosure Schedule, since December 31, 2003, ComBanc has not (A) issued or permitted to be issued any ComBanc Shares, or securities exercisable for or convertible into ComBanc Shares; (B) repurchased, redeemed or otherwise acquired, directly or indirectly through any ComBanc Subsidiary or otherwise, any ComBanc Shares; or (C) declared, set aside, made or paid to the stockholders of ComBanc dividends or other distributions on the outstanding ComBanc Shares.

                  (d) No bonds, debentures, notes or other indebtedness of ComBanc having the right to vote on any matters on which ComBanc stockholders may vote are issued or outstanding.

                   3.03.  CAPITALIZATION OF COMMERCIAL BANK.

                  (a) The authorized capital of Commercial Bank consists solely of 1,188,000 shares of common stock, of which 1,188,000 are issued and outstanding. All outstanding shares of Commercial Bank are owned beneficially and of record by ComBanc. Such shares have been duly authorized and are validly issued, fully paid and non-assessable, were not issued in violation of the preemptive rights of any person, and have been issued in compliance in all material respects with all applicable federal and state securities laws.

                  (b) As of the date of this Agreement, there are no options, warrants, calls, rights, commitments or agreements of any character to which Commercial Bank is a party or by which it is bound, obligating Commercial Bank to issue, deliver or sell, or cause to be issued, delivered or sold, any additional shares of Commercial Bank or obligating Commercial Bank to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. As of the date of this Agreement, there are no outstanding contractual obligations of Commercial Bank to repurchase, redeem or otherwise acquire any shares of Commercial Bank.

                  (c) Commercial Bank has not (A) issued or permitted to be issued any shares of Commercial Bank, or securities exercisable for or convertible into shares of Commercial Bank; (B) repurchased, redeemed or otherwise acquired, directly or indirectly any shares of Commercial Bank; or (C) declared, set aside, made or paid to the shareholders of Commercial Bank dividends or other distributions on the outstanding shares of Commercial Bank.

                  (d) No bonds, debentures, notes or other indebtedness of Commercial Bank having the right to vote on any matters on which Commercial Bank shareholders may vote are issued or outstanding.

                  3.04.    CORPORATE PROCEEDINGS.

                  (a) This Agreement has been (i) duly executed and delivered by ComBanc and Commercial Bank, (ii) approved by the boards of directors of ComBanc and Commercial Bank and (iii) adopted by ComBanc as the sole shareholder of Commercial Bank.

                  (b) Subject to the adoption of this Agreement by a majority of the issued and outstanding ComBanc Shares at a meeting of the ComBanc stockholders (the "COMBANC MEETING") and to the filing of all requisite applications with Regulatory Authorities and the receipt of all requisite regulatory approvals, ComBanc and Commercial Bank have all requisite corporate power and authority to enter into this Agreement and to perform all of their obligations hereunder.

                  3.05. AUTHORIZATION. This Agreement has been duly executed and delivered by each of ComBanc and Commercial Bank, and assuming the due authorization, execution and delivery by FDEF and First Federal, constitutes a valid and binding obligation of each of ComBanc and Commercial Bank, enforceable against each of them in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws relating to or affecting the enforcement of creditors' rights generally, by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law) and by an implied covenant of good faith and fair dealing and except to the extent such enforceability may be limited by laws relating to safety and soundness of insured depository institutions as set forth in 12 U.S.C. Section 1818(b) or by appointment of a conservator by the FDIC. Each of ComBanc and Commercial Bank has the right, power, authority and capacity to execute and deliver this Agreement and, subject to the required adoption of this Agreement by the ComBanc stockholders, the obtaining of appropriate approvals by Regulatory Authorities and Governmental Authorities and the expiration of applicable regulatory waiting periods, to perform its obligations under this Agreement.

                  3.06. FINANCIAL STATEMENTS OF COMBANC. Except as set forth in
Section 3.06 of the ComBanc Disclosure Schedule, the audited consolidated financial statements of ComBanc, consisting of consolidated statements of financial condition as of December 31, 2003, 2002 and 2001, and the related consolidated statements of earnings, shareholders' equity and cash flows for the three years then ended, including the related notes and the reports thereon of BKD, LLP, and the unaudited interim consolidated statements of ComBanc, consisting of consolidated statements of financial condition as of June 30, 2004 (the "COMBANC BALANCE

SHEET DATE"), the related unaudited consolidated statements of earnings, cash flows, including the related notes thereto, for the six months ended June 30, 2004, of ComBanc (collectively, all of such audited and unaudited consolidated financial statements are referred to as the "COMBANC FINANCIAL STATEMENTS"), copies of which have recently been provided to FDEF and First Federal, have been prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and present fairly, in all material respects, the consolidated financial condition, earnings and cash flows of ComBanc and Commercial Bank for the periods then ended.

                  3.07. SEC FILINGS. ComBanc has filed all reports and proxy materials required to be filed by it with the SEC pursuant to the Securities Exchange Act of 1934 (the "EXCHANGE ACT"). All such filings, at the time of filing, complied in all material respects as to form and included all exhibits required to be filed under the applicable rules of the SEC. None of such documents, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                  3.08. ABSENCE OF UNDISCLOSED LIABILITIES. Except as set forth in the ComBanc Financial Statements or in Section 3.08 of the ComBanc Disclosure Schedule, ComBanc and Commercial Bank have no liabilities or obligations (whether accrued, absolute, contingent or otherwise) as of the date hereof, other than liabilities and obligations that individually or in the aggregate could not reasonably be expected to have a material adverse effect on ComBanc or Commercial Bank. Except as set forth in Section 3.08 of the ComBanc Disclosure Schedule, all debts, liabilities, guarantees and obligations of ComBanc and Commercial Bank incurred since the ComBanc Balance Sheet Date have been incurred in the ordinary course of business and are usual and normal in amount both individually and in the aggregate. Except as disclosed in Section 3.08 of the ComBanc Disclosure Schedule, neither ComBanc nor Commercial Bank is in default or breach of any material agreement to which ComBanc or Commercial Bank is a party other than any such breaches or defaults that individually or in the aggregate would not reasonably be expected to have a material adverse effect on ComBanc or Commercial Bank. To the knowledge of ComBanc and Commercial Bank, no other party to any material agreement to which ComBanc or Commercial Bank is a party is in default or breach of such agreement, which breach or default would reasonably be expected to have a material adverse effect on ComBanc or Commercial Bank.

                  3.09. ABSENCE OF CHANGES. Except as set forth in Section 3.09 of the ComBanc Disclosure Schedule, since the ComBanc Balance Sheet Date there has not been any material adverse change in the business, operations, assets or financial condition of ComBanc and Commercial Bank taken as a whole.

                  3.10. LOANS. Except for such insufficiencies as would not reasonably be expected to have a material adverse effect on ComBanc or Commercial Bank, the documentation ("LOAN DOCUMENTATION") governing or relating to the loan and credit-related assets ("LOAN ASSETS") included in the loan portfolio of Commercial Bank is legally sufficient for the purposes intended thereby and creates enforceable rights of Commercial Bank in accordance with the terms of such Loan Documentation, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws relating to or affecting the enforcement of creditors' rights generally. All loans and extensions of credit that have been made by Commercial Bank comply in all material respects with applicable regulatory limitations and procedures. Except as set forth in Section 3.10 of the ComBanc Disclosure Schedule, no debtor under any of the Loan Documentation has asserted any claim or defense with respect to the subject matter thereof. Except as set forth in Section 3.10 of the ComBanc Disclosure Schedule, neither ComBanc nor Commercial Bank is a party to a loan, including any loan guaranty, with any director, executive officer or 5% shareholder of ComBanc or Commercial Bank, or any person, corporation or enterprise controlling, controlled by or under common control with either ComBanc or Commercial Bank.

                   3.11. ALLOWANCE FOR LOAN LOSSES. Except as set forth in
Section 3.11 of the ComBanc Disclosure Schedule, there is no loan which is reflected as an asset in the ComBanc Financial Statements that (a) is 90 days or more delinquent, (b) has been classified as "substandard," "doubtful" or "loss," or (c) has been designated as "special mention." ComBanc's allowance for loan losses has been determined in accordance with GAAP and in accordance with all rules and regulations applicable to ComBanc and Commercial Bank and is adequate to provide for reasonably anticipated losses on outstanding loans.

                  3.12. REPORTS AND RECORDS. ComBanc and Commercial Bank have filed all reports and maintained all records required to be filed or maintained by them under the rules and regulations of the Federal Reserve, the ODFI and the FDIC. All such documents and reports complied in all material respects with applicable requirements of law and rules and regulations in effect at the time such documents and reports were filed and contained in all material respects the information required to be stated therein. None of such documents or reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                  3.13.    TAXES.

                  (a) Except as set forth in Section 3.13(a) of the ComBanc Disclosure Schedule, ComBanc and Commercial Bank have timely filed all returns, statements, reports and forms (including, without limitation, elections, declarations, disclosures, schedules, estimates and information returns) (collectively, the "TAX RETURNS") with respect to all federal, state, local and foreign income, gross income, gross receipts, gains, premium, sales, use, ad valorem, transfer, franchise, profits, withholding, payroll, employment, excise, severance, stamp, occupancy, license, lease, environmental, customs, duties, property, windfall profits and all other taxes (including, without limitation, any interest, penalties or additions to tax with respect thereto, individually a "TAX," and collectively, "TAXES") required to be filed with the appropriate tax authority. Such Tax Returns were true, correct and complete in all material respects. ComBanc and Commercial Bank have paid and discharged all Taxes due (whether reflected on such Tax Returns or otherwise), other than such Taxes that are adequately accrued as shown on the ComBanc Financial Statements or have arisen in the ordinary course of business since the ComBanc Balance Sheet Date.

                  (b) Except as set forth in Section 3.13(b) of the ComBanc Disclosure Schedule, neither the Internal Revenue Service (the "IRS") nor any other taxing agency or authority, domestic or foreign, has asserted, is now asserting or, to the knowledge of ComBanc or Commercial Bank, is threatening to assert against ComBanc or Commercial Bank any deficiency or claim for additional Taxes. There are no unexpired waivers by ComBanc or Commercial Bank of any statute of limitations with respect to Taxes. The accruals and reserves for Taxes reflected in the ComBanc Financial Statements are adequate in all material respects for the periods covered. ComBanc and Commercial Bank have withheld or collected and paid over to the appropriate Governmental Authorities or are properly holding for such payment all Taxes required by law to be withheld or collected. There are no liens for Taxes upon the assets of ComBanc or Commercial Bank, other than liens for current Taxes not yet due and payable. Neither ComBanc nor Commercial Bank has agreed to make, or is required to make, any adjustment under Section 481(a) of the Code.

                  (c) Except as set forth in Section 3.13(c) of the ComBanc Disclosure Schedule, neither ComBanc nor Commercial Bank is a party to any agreement, contract, arrangement or plan that has resulted, or could result, individually or in the aggregate, in the payment of "excess parachute payments" within the meaning of Section 280G of the Code.

                  (d) Neither ComBanc nor Commercial Bank (i) has ever been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code, other than an affiliated group of which ComBanc is or was the common parent corporation, or (ii) has any liability for the Taxes of any other person or entity under Treasury Department Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

                  (e) No Tax is required to be withheld pursuant to Section 1445 of the Code as a result of the transactions contemplated by this Agreement.

                  3.14. PROPERTY AND TITLE.

                  (a) Section 3.14(a) of the ComBanc Disclosure Schedule lists and describes all real property, and any leasehold interest in real property, owned or held by ComBanc or Commercial Bank (collectively, the "COMBANC REAL PROPERTIES"). Copies of all leases of ComBanc Real Properties to which ComBanc or Commercial Bank is a party have been provided to FDEF. Such leasehold interests have not been assigned or subleased. All ComBanc Real Properties which are owned by ComBanc or Commercial Bank are free and clear of all mortgages, liens, security interests, defects, encumbrances, easements, restrictions, reservations, conditions, covenants, agreements, encroachments, rights of way and zoning laws, except (i) those set forth in Section 3.14(a) of the ComBanc Disclosure Schedule; (ii) easements, restrictions, reservations, conditions, covenants, rights of way, zoning laws and other defects and irregularities in title and encumbrances which do not materially impair the use thereof for the purposes for which they are held; and (iii) liens for current Taxes not yet due and payable.

                  (b) ComBanc and Commercial Bank own, and are in rightful possession of, and have good title to, all of the other assets indicated in the ComBanc Financial Statements as being owned by ComBanc or Commercial Bank, free and clear of any charge, mortgage, pledge, security interest, hypothecation, restriction, claim, option, lien, encumbrance or interest of any persons whatsoever except (a) those described in Section 3.14(b) of the ComBanc Disclosure Schedule and (ii) those assets disposed of in the ordinary course of business consistent with past practices.

                  (c) The assets of ComBanc and Commercial Bank, taken as a whole, are adequate to continue to conduct the businesses of ComBanc and Commercial Bank as such businesses are presently being conducted.

                   3.15. LEGAL PROCEEDINGS. Except as set forth in Section 3.15 of the ComBanc Disclosure Schedule and other than routine foreclosure and collection matters where ComBanc or Commercial Bank are only plaintiffs, there are no actions, suits, proceedings, claims or investigations pending or, to the knowledge of ComBanc or Commercial Bank, threatened in any court, before any governmental agency or instrumentality or in any arbitration proceeding against or by ComBanc or Commercial Bank.

                  3.16.    COMPLIANCE WITH LAWS AND REGULATIONS.

                  (a) Except as set forth in Section 3.16(a) of the ComBanc Disclosure Schedule, neither ComBanc, Commercial Bank nor their respective properties is a party to or subject to any order, judgment, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any court or federal or state governmental agency or authority, including any such agency or authority charged with the supervision or regulation of financial institutions (or their holding companies) or issuers of securities (including, without limitation, the Federal Reserve, the ODFI, the FDIC, and the SEC) or the supervision or regulation of ComBanc or Commercial Bank (collectively, the "REGULATORY AUTHORITIES"). Neither ComBanc nor Commercial Bank has been advised by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any new or additional order, judgment, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

                  (b) Each of ComBanc and Commercial Bank has been in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such business, including, without limitation, the Equal Credit Opportunity Act, as amended, the Fair Housing Act, as amended, the Federal Community Reinvestment Act, as amended, the Home Mortgage Disclosure Act, as amended, and all other applicable fair lending laws and other laws relating to discriminatory business practices, except for failures to be in compliance which, individually or in the aggregate, have not had or would not reasonably be expected to have a material adverse effect on ComBanc or Commercial Bank.

                  (c) Each of ComBanc and Commercial Bank has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, each Regulatory Authority and administrative agency or commission or other federal, state or local government authority or instrumentality (each, a "GOVERNMENTAL AUTHORITY") that is required in order to permit it to own or lease its properties and to conduct its business as presently conducted, except where the failure to obtain any of the foregoing or to make any such filing, application or registration has not had or would not reasonably be expected to have a material adverse effect on ComBanc or Commercial Bank; and all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and no suspension or cancellation of any of them has been threatened in writing.

                  (d) The savings accounts and deposits of Commercial Bank are insured up to applicable limits by the FDIC in accordance with the Federal Deposit Insurance Act, and Commercial Bank has paid all assessments and filed all reports required by the Federal Deposit Insurance Act.

                  3.17. NO CONFLICT. Except as set forth in the ComBanc Disclosure Schedule, subject to the required adoption of this Agreement by the stockholders of ComBanc, receipt of the required approvals of Governmental and Regulatory Authorities, expiration of applicable regulatory waiting periods, and required filings under federal and state securities laws, the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, by ComBanc and Commercial Bank does not and will not (a) conflict with, or result in a violation of, or result in the breach of or a default (or which with notice or lapse of time would result in a default) under, any provision of: (i) any federal, state or local law, regulation, ordinance, order, rule or administrative ruling of any Governmental Authority applicable to ComBanc or Commercial Bank or any of their respective properties; (ii) the certificate of incorporation or bylaws of ComBanc, or the articles of incorporation, code of regulations or other governing instruments of Commercial Bank; (iii) any material agreement, indenture or instrument to which ComBanc or Commercial Bank is a party or by which either of their properties or assets may be bound; or (iv) any order, judgment, writ, injunction or decree of any court, arbitration panel or any Governmental Authority applicable to ComBanc or Commercial Bank; (b) result in the creation or acceleration of any security interest, mortgage, option, claim, lien, charge or encumbrance upon or interest in any property of ComBanc or Commercial Bank; or (c) violate the terms or conditions of, or result in the cancellation, modification, revocation or suspension of, any material license, approval, certificate, permit or authorization held by ComBanc or Commercial Bank.

                   3.18. BROKERS, FINDERS AND OTHERS. Except for $266,000 in aggregate fees and expenses that are payable to Keefe, Bruyette and Woods, Inc. ("COMBANC'S FINANCIAL ADVISOR") and the ordinary and customary legal and accounting fees, there are no fees or commissions of any sort whatsoever claimed by, or payable by ComBanc or Commercial Bank to, any broker, finder, intermediary, attorney, accountant or any other similar person in connection with effecting this Agreement or the transactions contemplated hereby.

                  3.19. EMPLOYMENT AGREEMENTS. Neither ComBanc nor Commercial Bank is a party to any employment, change in control, severance or consulting agreement. Neither ComBanc nor Commercial Bank is a party to, bound by or negotiating, any collective bargaining agreement, nor are any of their respective employees represented by any labor union or similar organization. Each of ComBanc and Commercial Bank is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours other than with respect to any noncompliance that individually or in the aggregate would not reasonably be expected to have a material adverse effect on ComBanc or

Commercial Bank. Neither ComBanc nor Commercial Bank has engaged in any unfair labor practice, other than practices that individually or in the aggregate would not reasonably be expected to have a material adverse effect on ComBanc or Commercial Bank.

                  3.20.    EMPLOYEE BENEFIT PLANS.

                  (a) Section 3.20(a) of the ComBanc Disclosure Schedule contains a complete and accurate list of all bonus, incentive, deferred compensation, pension (including, without limitation, Pension Plans defined below), retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, severance, welfare (including, without limitation, "welfare plans" within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), fringe benefit plans, employment or severance agreements and all similar practices, policies and arrangements maintained or contributed to (currently or within the last six years) by (i) ComBanc or Commercial Bank and in which any employee or former employee (the "EMPLOYEES"), consultant or former consultant (the "CONSULTANTS"), officer or former officer (the "OFFICERS"), or director or former director (the "DIRECTORS") of ComBanc or Commercial Bank participates or to which any such Employees, Consultants, Officers or Directors are parties or (ii) any ERISA Affiliate (as defined below) (collectively, the "COMPENSATION AND BENEFIT PLANS"). Neither ComBanc nor Commercial Bank has any commitment to create any additional Compensation and Benefit Plan or to modify or change any existing Compensation and Benefit Plan, except to the extent required by law.

                  (b) Each Compensation and Benefit Plan has been operated and administered substantially in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act of 1933, as amended (the "SECURITIES ACT"), the Exchange Act, the Age Discrimination in Employment Act, or any regulations or rules promulgated thereunder, and all filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act and any other applicable law have been timely made. The prototype plan sponsor of the Compensation and Benefit Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA (a "PENSION PLAN") and which is intended to be qualified under Section 401(a) of the Code has received a favorable opinion letter from the IRS and neither ComBanc nor Commercial Bank (i) has obtained a determination letter from the IRS or (ii) is aware of any circumstances likely to result in revocation of such prototype plan sponsor's favorable opinion letter. There is no material pending or, to the knowledge of ComBanc or Commercial Bank, threatened, legal action, suit or claim relating to the Compensation and Benefit Plans other than routine claims for benefits thereunder. Neither ComBanc nor Commercial Bank has engaged in a transaction, or omitted to take any action, with respect to any Compensation and Benefit Plan that would reasonably be expected to subject ComBanc or Commercial Bank to a tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA, assuming for purposes of Section 4975 of the Code that the taxable period of any such transaction expired as of the date hereof.

                  (c) Except as set forth in Section 3.20(c) of the ComBanc Disclosure Schedule, (i) none of ComBanc or Commercial Bank, or any entity which is considered one employer with ComBanc or Commercial Bank under Section 4001(a)(14) of ERISA or Section 414(b), (c) or (m) of the Code (an "ERISA Affiliate"), has ever sponsored, maintained or been obligated to contribute to any Pension Plan subject to either Title IV of ERISA or the funding requirements of Section 412 of the Code; (ii) none of ComBanc or Commercial Bank, or any ERISA Affiliate, has contributed, or has been obligated to contribute, to a multiemployer plan under Subtitle E of Title IV of ERISA (as defined in ERISA Sections 3(37)(A) and 4001(a)(3)) at any time since September 26, 1980; and (iii) there is no pending investigation or enforcement action by the PBGC, the Department of Labor, the IRS or any other Governmental Authority with respect to any Compensation and Benefit Plan.

                  (d) Except as set forth in Section 3.20(d) of the ComBanc Disclosure Schedule, all contributions required to be made under the terms of any Compensation and Benefit Plan or ERISA Affiliate plan or any employee benefit arrangements under any collective bargaining agreement to which ComBanc or Commercial Bank is a party have been timely made or have been reflected on the ComBanc Financial Statements.

                  (e) Except as disclosed in Section 3.20(e) of the ComBanc Disclosure Schedule, neither ComBanc nor Commercial Bank has any obligations to provide retiree health and retiree life insurance or other retiree death benefits under any Compensation and Benefit Plan, other than benefits mandated by Section 4980B of the Code.

                  (f) ComBanc and Commercial Bank do not maintain any foreign Compensation and Benefit Plans.

                  (g) With respect to each Compensation and Benefit Plan, if applicable, ComBanc or Commercial Bank has provided to FDEF, true and complete copies of: (i) Compensation and Benefit Plan documents and all subsequent amendments thereto; (ii) trust instruments and insurance contracts and all subsequent amendments thereto; (iii) the most recent annual returns (Forms 5500) and financial statements; (iv) the most recent summary plan descriptions and all subsequent summaries of material modifications; (v) the most recent determination letter issued by the IRS with respect to each Compensation and Benefit Plan that is intended to comply with Code Section 401(a); and (vi) any Form 5310, Form 5310A, Form 5300 or Form 5330 filed with the IRS within the twelve months ending immediately before the date hereof.

                  (h) Except as disclosed in Section 3.20(h) of the ComBanc Disclosure Schedule, the consummation of the transactions contemplated by this Agreement would not, directly or indirectly (including, without limitation, as a result of any termination of employment prior to or following the Effective
Time), reasonably be expected to (i) entitle any Employee, Officer, Consultant or Director to any payment (including severance pay or similar compensation) or any increase in compensation, (ii) result in the vesting or acceleration of any benefits under any Compensation and Benefit Plan or (iii) result in any material increase in benefits payable under any Compensation and Benefit Plan.

                  3.21. INSURANCE. ComBanc and Commercial Bank are insured with reputable insurers against such risks and in such amounts as the management of ComBanc and Commercial Bank reasonably have determined to be prudent in accordance with industry practices. Section 3.21 of the ComBanc Disclosure Schedule lists all of the insurance policies, binders or bonds maintained by ComBanc or Commercial Bank and a description of all claims filed by ComBanc or Commercial Bank against the insurers of ComBanc and Commercial Bank since January 1, 2001. All such insurance policies are in full force and effect, neither ComBanc nor Commercial Bank is in material default thereunder and all claims thereunder have been filed in due and timely fashion.

                   3.22. GOVERNMENTAL AND THIRD-PARTY PROCEEDINGS. Except as set forth in Section 3.22 of the ComBanc Disclosure Schedule, no consent, approval, authorization of, or registration, declaration or filing with, any court, Governmental Authority, Regulatory Authority or any other third party is required to be made or obtained by ComBanc or Commercial Bank in connection with the execution, delivery or performance by ComBanc of this Agreement or the consummation by ComBanc of the transactions contemplated hereby, except for (a) filings of applications and notices, as applicable, with and the approval of certain federal and state banking authorities, (b) the filing of the appropriate certificates of merger with the Secretaries of State of Ohio and Delaware pursuant to the OGCL and DGCL, (c) the adoption of this Agreement by the ComBanc stockholders, and (d) the filing with the SEC of the Proxy/Prospectus (as defined in Section 7.03(a)).

                  3.23. CONTRACTS. Section 3.23 of the ComBanc Disclosure Schedule describes all contracts, whether written or oral, in existence as of the date of this Agreement (other than those which have been performed completely or which may be terminated without penalty and upon no more than 30 days' prior notice) which involve the payment by or to ComBanc or Commercial Bank of more than $10,000 in connection with the purchase of property or goods or the performance of services. True, complete and correct copies of all such contracts have been delivered to FDEF. Neither ComBanc nor Commercial Bank, nor, to the knowledge of ComBanc or Commercial Bank, any other party thereto, is in default under any such contract, agreement, commitment, arrangement or other instrument to which it is a party, by which its respective assets, business or operations may be bound or affected in any way, or under which it or its respective assets, business or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

                  3.24. ENVIRONMENTAL MATTERS. Except as otherwise disclosed in
Section 3.24 of the ComBanc Disclosure Schedule: neither the conduct nor operation of ComBanc or Commercial Bank nor any condition of any property presently or previously owned, leased or operated by any of them (including, without limitation, in a fiduciary or agency capacity), or on which any of them holds a lien, violates or violated Environmental Laws and to ComBanc's knowledge, no condition has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, is reasonably likely to result in liability under Environmental Laws. Except as otherwise disclosed in Section 3.24 of the ComBanc Disclosure Schedule, to ComBanc's knowledge, neither ComBanc nor Commercial Bank has received any notice from any person or entity that ComBanc or Commercial Bank or the operation or condition of any property ever owned, leased, operated, or held as collateral or in a fiduciary capacity by any of them are or were in violation of or otherwise alleged to have liability under any Environmental Law, including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any pollutants, contaminants, or hazardous or toxics wastes, substances or materials at, on, beneath, or originating from any such property. Neither ComBanc nor Commercial Bank has knowledge that (i) any of the ComBanc Real Properties or improvements thereon or any of the real properties in respect of which Commercial

Bank has foreclosed or holds a mortgage or mortgages (hereinafter referred to as the "COMMERCIAL BANK REAL ESTATE COLLATERAL") or improvements thereon has been used for the treatment, storage or disposal of Hazardous Substances or has been contaminated by Hazardous Substances, (ii) any of the business operations of ComBanc or Commercial Bank have contaminated lands, waters or other property of others with Hazardous Substances, except routine, office-generated solid waste, or (iii) any of the ComBanc Real Properties or improvements thereon, or the Commercial Bank Real Estate Collateral or improvements thereon have in the past or presently contain underground storage tanks, friable asbestos materials or PCB-containing equipment.

                  For purposes of this Agreement, (a) "ENVIRONMENTAL LAW" means all applicable local, state and federal environmental, health and safety laws and regulations, including, without limitation, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended ("CERCLA"), the Clean Water Act, the Federal Clean Air Act, and the Occupational Safety and Health Act, each as amended, regulations promulgated thereunder, and state counterparts, and (b) "HAZARDOUS SUBSTANCES" means, at any time: (i) any "hazardous substance" as defined in
Section 101(14) of CERCLA or regulations promulgated thereunder; (ii) any "solid waste," "hazardous waste," or "infectious waste," as such terms are defined in any other Environmental Law as of the date of this Agreement; and (iii) friable asbestos, urea-formaldehyde, polychlorinated biphenyls ("PCBS"), nuclear fuel or material, chemical waste, radioactive material, explosives, known carcinogens, petroleum products and by-products, and other dangerous, toxic or hazardous pollutants, contaminants, chemicals, materials or substances listed or identified in, or regulated by, any Environmental Law.

                  3.25. COMBANC INFORMATION. True and complete copies of all documents listed in the ComBanc Disclosure Schedule have been made available or provided to FDEF. The books of account, stock record books and other financial and corporate records of ComBanc and Commercial Bank, all of which have been made available to FDEF, are complete and correct in all material respects, including the maintenance of a system of internal accounting controls sufficient to provide reasonable assurance that transactions are executed with its management's authorizations and such books and records are accurately reflected in all material respects in the ComBanc Financial Statements, except for portions of records of various meetings that relate specifically to the consideration of the transactions contemplated by this Agreement.

                   3.26. CRA COMPLIANCE. Neither ComBanc nor Commercial Bank has received any notice of non-compliance with the applicable provisions of the Community Reinvestment Act ("CRA") and the regulations promulgated thereunder, and Commercial Bank received a CRA rating of "satisfactory" or better on each of its last three examinations. Neither ComBanc nor Commercial Bank knows of any fact or circumstance or set of facts or circumstances which would be reasonably likely to cause ComBanc or Commercial Bank to receive any notice of non-compliance with such provisions or cause the CRA rating of ComBanc or Commercial Bank to fall below satisfactory.

                  3.27. OWNERSHIP OF FDEF SHARES. As of the date hereof, except as otherwise disclosed in Section 3.27 of the ComBanc Disclosure Schedule, neither ComBanc nor Commercial Bank nor, to the knowledge of ComBanc and Commercial Bank, any of their affiliates (as such term is defined under the Exchange Act), (a) beneficially owns, directly or indirectly, or (b) is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, any FDEF Shares.

                  3.28. FAIRNESS OPINION. The Board of Directors of ComBanc has received the opinion of the ComBanc's Financial Advisor dated the date of this Agreement to the effect that the consideration to be received by the ComBanc stockholders in the Corporate Merger is fair, from a financial point of view, to the ComBanc stockholders.

                  3.29. REAL PROPERTY INTEREST. ComBanc Shares are not a U.S. real property interest within the meaning of Treasury Department Regulation Sections 1.897-2(b)(1) and (h).

                  3.30. INTERNAL CONTROLS.

                  (a) The Chief Executive Officer and Vice President-Controller of ComBanc have evaluated the effectiveness of ComBanc's disclosure controls and procedures as of the end of the periods covered by the ComBanc Financial Statements and as of the date of this Agreement. Section 3.30(a) of the ComBanc Disclosure Schedule presents the conclusions of the Chief Executive Officer and Vice President-Controller of ComBanc about the effectiveness of such disclosure controls and procedures as of the end of the periods covered by the ComBanc Financial Statements. The Chief Executive Officer and Vice President-Controller of ComBanc have disclosed to ComBanc's auditors and the audit committee of ComBanc's board of directors and to FDEF: (i) all significant deficiencies and material weaknesses in the design or operation of the disclosure controls and procedures which are reasonably likely to adversely affect ComBanc's ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in ComBanc's disclosure controls and procedures.

                  (b) The Chief Executive Officer and Vice President-Controller of ComBanc have evaluated the effectiveness of ComBanc's internal control over financial reporting as of the end of the periods covered by the ComBanc Financial Statements and as of the date of this Agreement. Section 3.30(b) of the ComBanc Disclosure Schedule presents the conclusions of the Chief Executive Officer and Vice President-Controller of ComBanc about the effectiveness of such internal control as of the end of the periods covered by the ComBanc Financial Statements. The Chief Executive Officer and Vice President-Controller of ComBanc have disclosed to ComBanc's auditors and the audit committee of ComBanc's board of directors and to FDEF: (i) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect ComBanc's ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in ComBanc's internal control over financial reporting. ComBanc has provided to FDEF all documentation related to ComBanc's internal control over financial reporting.

                                  ARTICLE FOUR
            REPRESENTATIONS AND WARRANTIES OF FDEF AND FIRST FEDERAL

                  FDEF and First Federal hereby represent and warrant to ComBanc and Commercial Bank that:

                  4.01. CORPORATE STATUS.

                  (a) FDEF is an Ohio corporation and a unitary savings and loan holding company registered under the Home Owners' Loan Act, as amended (the "HOLA"). FDEF is duly organized, validly existing and in good standing under the laws of the State of Ohio and has the full corporate power and authority to own its property, to carry on its business as presently conducted and to enter into and, subject to the required obtaining of appropriate approvals of Governmental and Regulatory Authorities, perform its obligations under this Agreement and consummate the transactions contemplated by this Agreement, and is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than where the failure to be so organized, existing, qualified or licensed or in good standing individually or in the aggregate could not reasonably be expected to have a material adverse effect on FDEF. FDEF has made available to ComBanc true and complete copies of its articles of incorporation and code of regulations as amended to the date of this Agreement.

                  (b) First Federal is a federal savings bank and is regulated by the Office of Thrift Supervision ("OTS") and the FDIC. First Federal is duly organized, validly existing and in good standing under the laws of the United States and has the full corporate power and authority to own its property and to carry on its business as presently conducted. First Federal is not qualified to do business in any other jurisdiction or required to be qualified to do business in any other jurisdiction except where the failure to be so organized, existing, qualified or licensed or in good standing individually or in the aggregate could not reasonably be expected to have a material adverse effect on First Federal. First Federal has made available to ComBanc true and complete copies of its charter and bylaws as amended to the date of this Agreement.

                  4.02. CORPORATE PROCEEDINGS. All corporate proceedings of FDEF and First Federal necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated by this Agreement, have been duly and validly taken. This Agreement has been duly executed and delivered by each of FDEF and First Federal. No vote of FDEF's shareholders is required to be obtained in connection with the consummation of the transactions contemplated hereby unless the number of FDEF Shares to be issued pursuant to the consummation of the Corporate Merger will entitle the former ComBanc stockholders to exercise one-sixth or more of the voting power of FDEF immediately after the Corporate Merger.

                  4.03.    CAPITALIZATION OF FDEF.

                  (a) As of the date of this Agreement, the authorized capital stock of FDEF consists only of (i) 25,000,000 shares of common stock, par value $.01 per share, of which

6,317,885 shares are issued and outstanding, and 4,663,217 shares are held in treasury, and (ii) 5,000,000 preferred shares, par value $.01 per share, none of which are outstanding. The outstanding FDEF Shares have been duly authorized and are validly issued, fully paid and non-assessable, and were not issued in violation of the preemptive rights of any person. As of the date of this Agreement, 662,932 FDEF Shares are reserved for issuance upon the exercise of outstanding stock options (the "FDEF STOCK OPTIONS") granted under FDEF's stock option plans (the "FDEF STOCK OPTION PLANS") and 13,253 FDEF Shares are available for future grants of stock options under the FDEF Stock Option Plans. As of the date of this Agreement, except for the FDEF Stock Options, unvested FDEF Shares that have been awarded under the 1996 Management Recognition Plan and Trust ("MRP"), and the shares issuable to ComBanc's stockholders pursuant to this Agreement, FDEF has no other commitment or obligation to issue, deliver or sell any FDEF Shares. As of the date of this Agreement, there are no bonds, debentures, notes or other indebtedness of FDEF, and no securities or other instruments or obligations of FDEF, the value of which is in any way based upon or derived from any capital or voting stock of FDEF, having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of FDEF may vote. Except as set forth above, as of the date of this Agreement, there are no material contracts of any kind to which FDEF is a party or by which FDEF is bound obligating FDEF to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of, or other equity or voting interests in, or securities convertible into, or exchangeable or exercisable for, shares of capital stock of, or other equity or voting interests in, FDEF or obligating FDEF to issue, grant, extend or enter into any such security, option, warrant, call, right or contract. As of the date of this Agreement, there are no outstanding material contractual obligations of FDEF to repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity or voting interests in, FDEF.

                  (b) The FDEF Shares to be issued in exchange for ComBanc Shares in the Corporate Merger, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable, will not be subject to any preemptive or other statutory right of stockholders and will be issued in compliance with applicable United States federal and state securities laws.

                  4.04. AUTHORIZED AND EFFECTIVE AGREEMENT. This Agreement has been duly executed and delivered by each of FDEF and First Federal, and assuming the due authorization, execution and delivery by each of ComBanc and Commercial Bank, constitutes the legal, valid and binding obligation of each of FDEF and First Federal, enforceable against them in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws relating to or affecting the enforcement of creditors' rights generally, by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law) and by an implied covenant of good faith and fair dealing. Each of FDEF and First Federal has the right, power, authority and capacity to execute and deliver this Agreement and, subject to the obtaining of appropriate approvals by Governmental and Regulatory Authorities and the expiration of applicable regulatory waiting periods, and required filings under federal and state securities laws, to perform its obligations under this Agreement.

                  4.05. NO CONFLICT. Subject to the receipt of the required approvals of Governmental and Regulatory Authorities, the expiration of applicable regulatory waiting periods and required filings under federal and state securities laws, the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, by FDEF and First Federal do not and will not (a) conflict with, or result in a violation of, or result in the breach of or a default (or which with notice or lapse of time would result in a default) under, any provision of: (i) any federal, state or local law, regulation, ordinance, order, rule or administrative ruling of any Governmental Authority applicable to FDEF or any of its properties; (ii) the articles of incorporation or code of regulations of FDEF or the charter or bylaws of First Federal; (iii) any material agreement, indenture or instrument to which FDEF or First Federal is a party or by which it or its properties or assets may be bound; or (iv) any order, judgment, writ, injunction or decree of any court, arbitration panel or any Governmental Authority applicable to FDEF or First Federal other than, in the case of clauses
(i), (iii) and (iv) any such conflicts, violations, breaches or defaults that individually or in the aggregate would not reasonably be expected to have a material effect on FDEF on a consolidated basis; (b) result in the creation or acceleration of any security interest, mortgage, option, claim, lien, charge or encumbrance upon or interest in any property of FDEF or First Federal, other than such security interests, mortgage, options, claims, liens, charges or encumbrances that individually or in the aggregate would not reasonably be expected to have a material adverse effect on FDEF on a consolidated basis; or
(c) violate the terms or conditions of, or result in the cancellation, modification, revocation or suspension of, any material license, approval, certificate, permit or authorization held by FDEF other than such violations, cancellations, modifications, revocations or suspensions that individually or in the aggregate would not reasonably be expected to have a material effect on FDEF on a consolidated basis.

                  4.06. SEC FILINGS. FDEF has filed all reports and proxy materials required to be filed by it with the SEC pursuant to the Exchange Act. All such filings, at the time of filing, complied in all material respects as to form and included all exhibits required to be filed under the applicable rules of the SEC. None of such documents, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                  4.07. FINANCIAL STATEMENTS OF FDEF AND FIRST FEDERAL. FDEF and First Federal have furnished to ComBanc and Commercial Bank (a) the audited consolidated financial statements of FDEF consisting of consolidated balance sheets as of December 31, 2003, 2002 and 2001, and the related consolidated statements of income, changes in shareholders' equity and cash flows for the three years ended December 31, 2003, including accompanying notes and the report thereon of Ernst and Young LLP, and (b) the unaudited interim consolidated statements of FDEF, consisting of consolidated statements of financial condition as of June 30, 2004, the related unaudited consolidated statements of earnings, shareholders' equity, and cash flows including the related notes thereto for the six months ended June 30, 2004, of FDEF (collectively, all of such audited and unaudited consolidated financial statements are referred to as the "FDEF FINANCIAL STATEMENTS"). The FDEF Financial Statements were prepared in conformity with GAAP applied on a consistent basis and present fairly, in all material respects, the consolidated financial condition of FDEF at the dates, and the consolidated results of operations and cash flows for the periods, stated therein.

                  4.08. BROKERS, FINDERS AND OTHERS. Except for fees paid to Austin Associates, LLC, there are no fees or commissions of any sort whatsoever claimed by, or payable by FDEF to, any broker, finder, intermediary attorney, accountant or any other similar person in connection with effecting this Agreement or the transactions contemplated hereby, except for ordinary and customary legal and accounting fees.

                  4.09. GOVERNMENTAL AND THIRD-PARTY PROCEEDINGS. No consent, approval, authorization of, or registration, declaration or filing with, any court, Governmental or Regulatory Authority or any other third party is required to be made or obtained by FDEF or First Federal in connection with the execution, delivery or performance by FDEF or First Federal of this Agreement or the consummation by FDEF of the transactions contemplated hereby, except for (a) filings of applications or notices, as applicable, with and the approval of certain federal and state banking authorities, (b) the filing of the appropriate certificate of merger with the Secretaries of State of Ohio and Delaware pursuant to the OGCL and DGCL, (c) the filing with the SEC of the Registration Statement (as defined in Section 7.03 below) and such reports under the Exchange Act as may be required in connection with this Agreement, the Corporate Merger and the other transactions contemplated hereby, (d) any filings required under the rules and regulations of The Nasdaq Stock Market, Inc. ("NASDAQ"), and (e) such other consents, approvals, orders, authorizations, registrations, declarations and filings, except for such consents, approvals orders, authorizations, registrations, declarations and filings, the failure of which to be obtained or made individually or in the aggregate would not reasonably be expected to have a material effect on FDEF on a consolidated basis.

                  4.10. ABSENCE OF UNDISCLOSED LIABILITIES. Except as set forth in publicly available documents filed by FDEF with the SEC prior to the date of this Agreement (the "FDEF FILED SEC DOCUMENTS") and in the FDEF Financial Statements, and except as arising hereunder, FDEF has no liabilities or obligations (whether accrued, absolute, contingent or otherwise) as of June 30, 2004, other than liabilities and obligations that individually or in the aggregate would not reasonably be expected to have a material adverse effect on FDEF. Except as set forth in the FDEF Filed SEC Documents, all debts, liabilities, guarantees and obligations of FDEF and First Federal incurred since June 30, 2004, have been incurred in the ordinary course of business and are usual and normal in amount both individually and in the aggregate. Neither FDEF nor First Federal is in default or breach of any material agreement to which FDEF or First Federal is a party other than any such breaches or defaults that individually or in the aggregate would not reasonably be expected to have a material adverse effect on FDEF on a consolidated basis. To the best knowledge of FDEF and First Federal, no other party to any material agreement to which FDEF or First Federal is a party is in default or breach of such agreement, which breach or default would reasonably be expected to have a material adverse effect on FDEF on a consolidated basis.

                  4.11. ABSENCE OF CHANGES. Except (a) as set forth in the FDEF Filed SEC Documents, (b) as otherwise publicly disclosed in press releases issued by FDEF, or (c) in the ordinary course of business consistent with past practice, since December 31, 2003, there has not been any material adverse change in the business, operations, assets or financial condition of FDEF and First Federal taken as a whole, and, to the knowledge of FDEF and First Federal, no fact or condition exists that FDEF or First Federal believes will cause such a material adverse change in the future.

                  4.12. LEGAL PROCEEDINGS. Except as set forth in the FDEF Filed SEC Documents, there are no actions, suits, proceedings, claims or investigations pending or, to the knowledge of FDEF and First Federal, threatened in any court, before any Governmental Authority or instrumentality or in any arbitration proceeding (a) against FDEF or First Federal which, if adversely determined against FDEF or First Federal, would have a material adverse effect on FDEF on a consolidated basis; or (b) against or by FDEF or First Federal which, if adversely determined against FDEF or First Federal, would prevent the consummation of this Agreement or any of the transactions contemplated hereby or declare the same to be unlawful or cause the rescission thereof.

                  4.13. REGULATORY MATTERS. None of FDEF, First Federal or the respective properties of FDEF and First Federal is a party to or subject to any order, judgment, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or supervisory letter from, any Regulatory Authorities. Neither FDEF nor First Federal has been advised by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, judgment, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

                  4.14. OWNERSHIP OF COMBANC SHARES. Neither FDEF nor First Federal, nor to the knowledge of FDEF, any of its affiliates or associates (as such terms are defined under the Exchange Act), (a) beneficially owns, directly or indirectly or (b) is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, any ComBanc Shares.

                                  ARTICLE FIVE
                FURTHER COVENANTS OF COMBANC AND COMMERCIAL BANK

                  5.01. OPERATION OF BUSINESS. ComBanc and Commercial Bank each covenant to FDEF that, throughout the period from the date of this Agreement to and including the Closing (as defined in Section 9.01), except as expressly contemplated or permitted by this Agreement or to the extent that FDEF shall otherwise consent in writing which consent shall not be unreasonably withheld or delayed:

                  (a) ComBanc and Commercial Bank will conduct their respective businesses only in the ordinary and usual course consistent with past practice, and neither ComBanc nor Commercial Bank shall take any action that would be inconsistent with any representation or warranty of ComBanc or Commercial Bank set forth in this Agreement or which would cause a breach of any such representation or warranty if made at or immediately following such action, except as may be required by applicable law or regulation.

                  (b) Except as provided for by this Agreement or as otherwise approved expressly in writing by FDEF, neither ComBanc nor Commercial Bank will:

                           (i) sell, transfer, mortgage, pledge or subject to
any lien or otherwise encumber any of the assets of ComBanc or Commercial Bank, tangible or intangible, which are material, individually or in the aggregate, to ComBanc or Commercial Bank except for securitization activities in the ordinary course of business;

                           (ii) make any capital expenditure or capital
additions or improvements which individually exceed $10,000 or in the aggregate exceed $25,000;

                           (iii) become bound by, enter into, or perform any
material contract, commitment or transaction that would be reasonably likely to
(A) have a material adverse effect on ComBanc or Commercial Bank, (B) impair in any material respect the ability of ComBanc or Commercial Bank to perform its obligations under this Agreement or (C) prevent or materially delay the consummation of the transactions contemplated by this Agreement or the Bank Merger Agreement;

                           (iv) declare, pay or set aside for payment any
dividends or make any distributions on ComBanc shares;

                           (v) purchase, redeem, retire or otherwise acquire any
ComBanc Shares;

                           (vi) issue any ComBanc Shares or grant any option or
right to acquire any of its capital shares;

                           (vii) amend or propose to amend any of the governing
documents of ComBanc or Commercial Bank;

                           (viii) reorganize or acquire all or any portion of
the assets, business, deposits or properties of any other entity other than in the ordinary and usual course of business consistent with past practice (A) by way of foreclosures or (B) by acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith;

                           (ix) enter into, establish, adopt or amend any
pension, retirement, stock option, stock purchase, savings, profit-sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any Director, Officer or Employee of ComBanc or Commercial Bank, or take any action to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder; provided, however, that ComBanc or Commercial Bank may take such actions in order to satisfy either applicable law or contractual obligations, including those arising under its benefit plans, existing as of the date hereof and disclosed in the ComBanc Disclosure Schedule, or regular annual renewals of insurance contracts;

                           (x) announce or pay any general wage or salary
increase or bonus, or enter into or amend or renew any employment, consulting, severance or similar agreements or arrangements with any Officer, Director or Employee of ComBanc or Commercial Bank, except, in each case, (i) as set forth in Section 5.01(x) of the ComBanc Disclosure Schedule, (ii) for changes that are required by applicable law or (iii) to satisfy contractual obligations existing as of the date hereof that are disclosed in the ComBanc Disclosure Schedule;

                           (xi) borrow or agree to borrow any funds, including
but not limited to repurchase transactions, or indirectly guarantee or agree to guarantee any obligations of others;

                           (xii) implement or adopt any change in its accounting
principles, practices or methods, other than as may be required by GAAP;

                           (xiii) make or change any Tax election or Tax
accounting method, file any amended Tax Return, settle any Tax claim or assessment or consent to the extension or waiver of any statute of limitations with respect to Taxes;

                           (xiv) originate or issue a commitment to originate
any loan or note in a principal amount of $100,000 or more or on an aggregate basis to one borrower of $250,000 or more, or modify, renew, or release any collateral on any existing loan the outstanding balance of which, including principal, interest and fees, is $100,000 or more;

                           (xv) establish any new lending programs or make any
changes in its policies concerning which persons may approve loans;

                           (xvi) enter into any securities transactions or
purchase or otherwise acquire any investment security other than U.S. Government and U.S. agency obligations;

                           (xvii) increase or decrease the rate of interest paid
on time deposits or certificates of deposits, except in a manner and pursuant to policies consistent with past practices in relation to rates prevailing in Commercial Bank's market;

                           (xviii) foreclose upon or otherwise take title to or
possession or control of any real property without first obtaining a Phase I Environmental Report thereon which indicates that the property is free of pollutants, contaminants or hazardous or toxic waste materials including asbestos and petroleum products; provided, however, that Commercial Bank shall not be required to obtain such a report with respect to single-family, non-agriculture residential property of one acre or less to be foreclosed upon unless it has reason to believe such property may contain any such pollutants, contaminants, waste materials including asbestos or petroleum products;

                           (xx) purchase or otherwise acquire any interest in a
loan held by a third party; or

                           (xxi) enter into any agreement to do any of the
foregoing.

                  (c) ComBanc and Commercial Bank shall use their commercially reasonable efforts to maintain and keep their respective properties and facilities in their present condition and working order, ordinary wear and tear excepted.

                  (d) ComBanc and Commercial Bank shall perform all of their obligations under all agreements relating to or affecting their respective properties, rights and businesses.

                  (e) ComBanc and Commercial Bank shall use their commercially reasonable efforts to maintain and preserve their respective business organizations intact, to retain present key Employees and to maintain the respective relationships of customers, suppliers and others having business relationships with them.

                  (f) ComBanc or Commercial Bank shall maintain insurance coverage with reputable insurers, which in respect of amounts, premiums, types and risks insured, were maintained by them at the ComBanc Balance Sheet Date, and upon the renewal or termination of such insurance, ComBanc and Commercial Bank will use their commercially reasonable efforts to renew or replace such insurance coverage with reputable insurers, in respect of the amounts, premiums, types and risks insured or maintained by them at the ComBanc Balance Sheet Date.

                  (g) ComBanc and Commercial Bank shall afford to FDEF and First Federal and to their officers, employees, investment bankers, attorneys, accountants and other advisors and representatives reasonable and prompt access during normal business hours during the period prior to the Effective Time or the termination of this Agreement to all their respective properties, assets, books, contracts, commitments, directors, officers, employees, attorneys, accountants, auditors, other advisors and representatives and records and, during such period, ComBanc and Commercial Bank shall make available to FDEF or First Federal on a prompt basis (i) a copy of each report, schedule, form, statement and other document filed or received by it during such period pursuant to the requirements of domestic or foreign (whether national, federal, state, provincial, local or otherwise) laws and (ii) all other information concerning its business, properties and personnel as FDEF or First Federal may reasonably request (including the financial and Tax work papers of independent auditors and financial consultants), provided that neither FDEF or First Federal shall unreasonably interfere with the business operations of ComBanc or Commercial Bank and either ComBanc or Commercial Bank may, in its discretion, limit the access of FDEF or First Federal to the employees of ComBanc or Commercial Bank whose work product ComBanc or Commercial Bank reasonably wishes to keep confidential.

                  5.02. NOTIFICATION. Between the date of this Agreement and the Closing Date, ComBanc promptly shall notify FDEF in writing if ComBanc or Commercial Bank becomes aware of any fact or condition that (a) causes or constitutes a breach of any of the representations and warranties of ComBanc or Commercial Bank, or (b) would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any change in the ComBanc Disclosure Schedule, ComBanc will promptly deliver to FDEF a supplement to the ComBanc Disclosure Schedule specifying such change ("UPDATED COMBANC DISCLOSURE SCHEDULE"); provided, however, that the disclosure of such change in the Updated ComBanc Disclosure Schedule shall not be deemed to constitute a cure of any breach of any representation or warranty made pursuant to this Agreement unless consented to in writing by FDEF. During the same period, ComBanc will promptly notify FDEF of (i) the occurrence of any breach of any of the covenants of ComBanc or Commercial Bank contained in this Agreement,
(ii) the occurrence of any event that may make the satisfaction of the conditions in this Agreement impossible or unlikely or (iii) the occurrence of any event that is reasonably likely, individually or taken with all other facts, events or circumstances known to ComBanc or Commercial Bank, to result in a material adverse effect with respect to ComBanc or Commercial Bank.

                  5.03. ACQUISITION TRANSACTIONS. ComBanc and Commercial Bank shall (a) not, directly or indirectly, solicit or initiate any proposals or offers from any person or entity, or discuss or negotiate with any such person or entity, regarding any acquisition or purchase of all or a material amount of the assets of, any equity securities of, or any merger, consolidation or business combination with, ComBanc or Commercial Bank (collectively, "ACQUISITION Transactions"), (b) not disclose to any person any information not customarily disclosed publicly or provide access to its properties, books or records or otherwise assist or encourage any person in connection with any of the foregoing in connection with an Acquisition Transaction, and (c) give FDEF prompt notice of any such inquiries, offers or proposals. The foregoing sentence shall not apply however to the consideration, negotiation and consummation of an Acquisition Transaction not solicited by ComBanc or Commercial Bank or any of their respective officers, directors, agents or affiliates if, and to the extent that, the Board of Directors of ComBanc (as constituted as of the date of this Agreement) reasonably determines in good faith after consultation with ComBanc's Financial Advisors and upon written advice of counsel to ComBanc that failure to consider such Acquisition Transaction could reasonably be expected to constitute a breach of its fiduciary duties to the shareholders of ComBanc; provided, however, that ComBanc shall give FDEF prompt notice of any such proposal of an Acquisition Transaction and keep FDEF promptly informed regarding the substance thereof and the response of the Board of Directors of ComBanc thereto.

                  5.04. DELIVERY OF INFORMATION. ComBanc and Commercial Bank shall furnish to FDEF promptly after such documents are available: (a) all reports, proxy statements or other communications by ComBanc to its stockholders, (b) all press releases relating to any transactions, (c) all filings made with the SEC, and (d) all status reports submitted to a Regulatory Authority pursuant to the Written Agreement among ComBanc, Commercial Bank, the Federal Reserve and the ODFI, dated December 19, 2003.

                  5.05. AFFILIATES COMPLIANCE WITH THE SECURITIES ACT. No later than the 15th day prior to the mailing of the Proxy/Prospectus (as defined in Section 7.03 below), ComBanc shall deliver to FDEF a schedule of all persons whom ComBanc reasonably believes are, or are likely to be, as of the date of the ComBanc Meeting, deemed to be "affiliates" of ComBanc as that term is used in Rule 145 under the Securities Act (the "RULE 145 AFFILIATES"). Thereafter and until the Effective Time, ComBanc shall identify to FDEF each additional person whom ComBanc reasonably believes to have thereafter become a Rule 145 Affiliate.

                  5.06. VOTING AGREEMENT. Concurrently with the execution and delivery of this Agreement, and as a condition and material inducement to FDEF's willingness to enter into this Agreement, each of the directors and executive officers of ComBanc and Commercial Bank shall enter into a Voting Agreement in the form attached hereto as Exhibit B. If any person shall become a director or executive officer of ComBanc or Commercial Bank after the date of this Agreement and until the Effective Time, ComBanc and Commercial Bank shall cause each such person to execute a Voting Agreement.

                  5.07 NO CONTROL. Nothing contained in this Agreement shall give FDEF or First Federal, directly or indirectly, the right to control or direct the operations of ComBanc or Commercial Bank prior to the Effective Time. Prior to the Effective Time, each of ComBanc and FDEF shall exercise, consistent with the terms of this Agreement, complete control and supervision over its and its subsidiaries respective operations.

                  5.08 ACCOUNTING POLICIES. Before the Effective Time and at the request of FDEF, ComBanc or Commercial Bank shall promptly (a) establish and take such accruals to conform Commercial Bank' loan and accrual policies to FDEF's policies; (b) establish and take such accruals and charges in order to implement such policies in respect of excess facilities and equipment capacity, severance costs, litigation matters, write-off or write-down of various assets and other appropriate accounting adjustments; and (c) recognize for financial accounting purposes such expenses of the Corporate Merger, the Bank Merger and restructuring charges related to or to be incurred in connection with such mergers, to the extent permitted by law, consistent with GAAP and on a basis mutually satisfactory to it and FDEF; provided, however, that neither ComBanc nor Commercial Bank shall be obligated to make any such changes or adjustments until the satisfaction of all unwaived conditions set forth in Sections 8.01,
8.02 and 8.03, and further provided that no basis for termination of this Agreement by any party pursuant to Article Ten is then extant. ComBanc and Commercial Bank's representations, warranties and covenants contained in this Agreement shall not be deemed to be untrue or breached in any respect for any purpose as a consequence of any modifications or changes undertaken solely on account of this Section 5.08.


                  5.09 COMBANC MEETING. ComBanc shall, as promptly as practicable following the effective date of the Registration Statement, establish a record date for, duly call, give notice of, convene and hold the ComBanc Meeting no later than 45 days after the effectiveness of the Registration Statement, unless otherwise agreed to by FDEF and ComBanc. The ComBanc Board of Directors shall recommend to its stockholders that they adopt this Agreement, and shall include such recommendation in the Proxy/Prospectus.

                  5.10 TAX MATTERS.

                  (a) Without the prior written consent of FDEF, neither ComBanc nor any of its Subsidiaries shall make or change any election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to ComBanc or any of its Subsidiaries, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any tax claim or assessment relating to ComBanc or any of its Subsidiaries, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the Tax liability of ComBanc or any of its Subsidiaries for any period ending after the Effective Date or decreasing any Tax attribute of ComBanc or any of its Subsidiaries existing on the Effective Date.

                  (b) Except as otherwise set forth herein, each of FDEF and ComBanc agrees not to take any actions subsequent to the date of this Agreement that would adversely affect the ability of ComBanc and its shareholders to characterize the Merger as a tax-free reorganization under Section 368(a) of the Code, and each of FDEF and ComBanc agrees to take such action as may be reasonably required, if such action may be reasonably taken, to reverse the impact of past actions which would adversely impact the ability of the Corporate Merger to be characterized as a tax-free reorganization under Section 368(a) of the Code.

                  5.11 INSURANCE COVERAGE. ComBanc shall cause the policies of insurance listed in the ComBanc Disclosure Schedule to remain in effect between the date of this Agreement and the Effective Time.

                  5.12 SUPPLEMENTAL ASSURANCES.

                  (a) On the date the Registration Statement becomes effective and on the Effective Time, ComBanc shall deliver to FDEF a certificate signed by its principal executive officer and its principal financial officer to the effect, to such officers' knowledge, that the information contained in the Registration Statement relating to the business and financial condition and affairs of ComBanc, does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

                  (b) On the date the Registration Statement becomes effective and on the Effective Time, FDEF shall deliver to ComBanc a certificate signed by its chief executive officer and its chief financial officer to the effect, to such officers' knowledge, that the Registration Statement (other than the information contained therein relating to the business and financial condition and affairs of ComBanc) does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

                                   ARTICLE SIX
                            FURTHER COVENANTS OF FDEF

                  6.01. EMPLOYEES; EMPLOYEE BENEFITS.

                  (a) All employees of Commercial Bank as of the date of this Agreement who are actively employed by ComBanc as of the Effective Time and who are not currently covered by a written employment or severance agreement with Commercial Bank shall be at will employees of First Federal ("CONTINUING EMPLOYEES"). Continuing Employees will be eligible to participate in First Federal's benefit plans on the earliest date permitted by such plan, with credit for years of service with ComBanc or Commercial Bank for the purpose of eligibility and vesting (but not for the purpose of accrual of benefits or allocation of employer contributions). FDEF shall cause any and all pre-existing condition limitations (to the extent such limitations did not apply to a pre-existing condition under ComBanc's equivalent plan) and eligibility waiting periods under group health plans to be waived with respect to such participants and their eligible dependents.

                  (b) Any Continuing Employee, excluding those six employees listed in Section 6.01(b) of the ComBanc Disclosure Schedule, who is not covered by a written employment or severance agreement and who is terminated by FDEF or First Federal without cause within 12 months of the Effective Time shall receive a severance payment equal to the product of one week of his or her then current base salary multiplied by the number of total years of service as a Commercial Bank employee; provided, however, that the maximum severance payment shall equal twenty-six weeks of his or her base salary.

                  (c) Any Continuing Employee listed in Section 6.01(b) of the ComBanc Disclosure Schedule who is not covered by a written employment or severance agreement and who is terminated by FDEF or First Federal without cause within 12 months of the Effective Time shall receive a severance payment equal to the product of two weeks of his or her then current base salary multiplied by the number of total years of service as a Commercial Bank employee; provided, however, that the minimum severance payment shall equal thirteen weeks of his or her base salary and that the maximum severance payment shall equal twenty-six weeks of his or her base salary.

                  (d) Each person who is listed in Section 6.01(d) of the ComBanc Disclosure Schedule and is receiving benefits as of the date of this Agreement under ComBanc's health insurance plan as a retiree will be entitled to receive benefits under FDEF's Retiree Medical Benefits Plan and will pay premiums for coverage under such plan based upon the sum of the retiree's age and years of service at the time of retirement in accordance with the FDEF Retiree Medical Benefits Plan.

                  (e) The covenants of this Section 6.01 shall survive the Corporate Merger.

                  6.02. EXCHANGE LISTING. FDEF shall file a listing application with Nasdaq for the FDEF Shares to be issued to the former holders of ComBanc Shares in the Corporate Merger at the time prescribed by applicable rules and regulations of Nasdaq, and shall use all commercially reasonable efforts to cause the FDEF Shares to be issued in connection with the Corporate Merger to be approved for listing on Nasdaq, subject to official notice of issuance, prior to the Closing Date.

                  6.03. NOTIFICATION. Between the date of this Agreement and the Closing Date, FDEF will promptly notify ComBanc in writing if FDEF or First Federal becomes aware of any fact or condition that (a) causes or constitutes a breach of any of the representations and warranties of FDEF or First Federal or
(b) would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. During the same period, FDEF will promptly notify ComBanc of (i) the occurrence of any breach of any of the covenants of FDEF or First Federal contained in this Agreement, (ii) the occurrence of any event that may make the satisfaction of the conditions in this Agreement impossible or unlikely or (iii) the occurrence of any event that is reasonably likely, individually or taken with all other facts, events or circumstances known to FDEF or First Federal, to result in a material adverse effect with respect to FDEF or First Federal.

                  6.04 INDEMNIFICATION.

                  (a) Nothing in this Agreement is intended to affect any rights to indemnification to which any officer or director of ComBanc or Commercial Bank may be entitled pursuant to the Certificate of Incorporation, Bylaws, Articles of Incorporation, or Code of Regulations of ComBanc or Commercial Bank in effect prior to the Effective Time. From the

Effective Time and continuing for a period of three years thereafter, the current and former officers and directors of ComBanc and Commercial Bank shall be indemnified by FDEF from their acts and omissions occurring prior to the Effective Time to the maximum extent permitted by the Articles of Incorporation and Code of Regulations of FDEF but subject to any applicable limitations of Ohio law. As a condition to receiving such indemnification, the party claiming indemnification shall assign to FDEF, by separate writing, all right, title and interest in and to the proceeds of the claiming party's applicable insurance coverage, if any, including insurance maintained or provided by FDEF or ComBanc or Commercial Bank to the extent of such indemnity. No person shall be entitled to such indemnification with respect to a claim (i) if such person fails to cooperate in the defense and investigation of such claim as to which indemnification may be made, (ii) made by such person against FDEF, its subsidiaries, ComBanc or Commercial Bank arising out of or in connection with this Agreement, the transactions contemplated hereby or the conduct of the business of FDEF, its subsidiaries, ComBanc or Commercial Bank, or (iii) if such person fails to deliver such notices as may be required under any applicable directors and officers liability insurance policy to preserve any possible claims of which the claiming party is aware, to the extent such failure results in the denial of payment under such policy.

                  (b) For a period of three years from the Effective Time, FDEF shall use its reasonable best efforts to provide that portion of directors' and officers' liability insurance that serves to reimburse the present and former Officers and Directors of ComBanc or Commercial Bank with respect to claims against such Directors and Officers arising from facts or events that occurred before the Effective Time; provided, however, that in no event shall FDEF be required to expend more than 125% of the current amount expended by ComBanc or Commercial Bank to maintain or procure such directors' and officers' insurance.

                  6.05 BOARD OF DIRECTORS. FDEF will select one individual from the Board of Directors of Commercial Bank in existence on the date of this Agreement to serve on the Board of Directors of FDEF and First Federal beginning immediately after the Effective Time. FDEF and First Federal will take all necessary action prior to the Effective Time to increase the number of directors on their respective Boards of Directors to permit the addition of this individual. At the Effective Time, the director selected and nominated pursuant to this Section 6.05 shall be elected or appointed to fill a vacancy on the respective Boards.

                  6.06 ADVISORY BOARD. First Federal agrees to take all action necessary to appoint all of the directors of Commercial Bank in existence on the date of this Agreement who are not serving on the Board of Directors of FDEF or First Federal and who are not employees of FDEF or First Federal, effective as of the Effective Time, to an advisory board of First Federal for a term of one year. First Federal shall pay the members of the advisory board a fee of $500.00 per meeting attended and the advisory board shall meet monthly during the year following the Corporate Merger. Each member of the advisory board shall execute a non-compete agreement that extends for a period of twelve months in the form attached hereto as Exhibit C.

                                  ARTICLE SEVEN
                       FURTHER OBLIGATIONS OF THE PARTIES

                  7.01. COOPERATIVE ACTION. Subject to the terms and conditions of this Agreement, each of ComBanc, Commercial Bank, FDEF and First Federal agrees to use its best efforts to satisfy all of the conditions to this Agreement and to cause the consummation of the transactions described in this Agreement, and to take, or cause to be taken, all further actions and execute all additional documents, agreements and instruments which may be reasonably required, in the opinion of counsel for ComBanc ("COMBANC'S COUNSEL") and counsel for FDEF ("FDEF'S COUNSEL"), to satisfy all legal requirements of the States of Ohio and Delaware and of the United States, so that this Agreement and the transactions contemplated hereby will become effective as promptly as practicable.

                  7.02. PRESS RELEASES. Neither FDEF nor ComBanc shall make any press release or other public announcement concerning the transactions contemplated by this Agreement without the consent of the other party hereto as to the form and contents of such press release or public announcement, except to the extent that such press release or public announcement may be required by law or Nasdaq rules to be made before such consent can be obtained.

                  7.03. PROXY/PROSPECTUS; REGISTRATION STATEMENT.

                  (a) As promptly as reasonably practical following the date hereof, ComBanc and FDEF shall prepare mutually acceptable proxy and prospectus material that will constitute the proxy statement/prospectus (including all amendments or supplements thereto, the "PROXY/PROSPECTUS") relating to the matters to be submitted to the ComBanc stockholders for the ComBanc Meeting, and FDEF shall file with the SEC a registration statement with respect to the issuance of FDEF Shares in the Corporate Merger (such registration statement, which shall include the Proxy/Prospectus and all amendments or supplements thereto, the "REGISTRATION STATEMENT"). Each of ComBanc and FDEF agrees to use all commercially reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after the filing thereof. FDEF also agrees to use all reasonable efforts to obtain, prior to the effective date of the Registration Statement, all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement. ComBanc agrees to promptly furnish to FDEF all information concerning ComBanc, Commercial Bank and the Officers, Directors and stockholders of ComBanc as FDEF reasonably may request in connection with the foregoing. Each of ComBanc and FDEF shall promptly notify the other upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Registration Statement and shall promptly provide the other with copies of all correspondence between it and its representatives, on the one hand, and the SEC and its staff, on the other hand. Notwithstanding the foregoing, prior to filing the Registration Statement (or any amendment or supplement thereto), mailing the Proxy/Prospectus (or any amendment or supplement thereto), or responding to any comments of the SEC with respect thereto, each of ComBanc and FDEF, as the case may be, (i) shall provide the other party with a reasonable opportunity to review and comment on such document or response, (ii) shall include in such document or response all comments reasonably proposed by such other party, and (iii) shall not file or mail such document or respond to the SEC prior to receiving such other's approval, which approval shall not be unreasonably withheld or delayed.

                  (b) Each of ComBanc and FDEF agrees, as to itself and its Subsidiaries, that none of the information to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, is filed with the SEC and at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein in light of the circumstances under which they were made, not misleading, and (ii) the Proxy/Prospectus and any amendment or supplement thereto will, as of the date such Proxy/Prospectus is mailed to stockholders of ComBanc and up to and including the date of the meeting of ComBanc's stockholders to which such Proxy/Prospectus relates, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein in light of the circumstances under which they were made not misleading.

                  (c) Each of ComBanc and FDEF agrees, if it shall become aware prior to the Effective Time of any information furnished by it that would cause any of the statements in the Registration Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take the necessary steps to correct the Registration Statement.

                  (d) FDEF agrees to advise ComBanc, promptly after FDEF receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of FDEF Shares for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

                  7.04. REGULATORY APPLICATIONS. FDEF will prepare and cause to be filed at its expense such applications and other documents with the OTS, the FDIC, the ODFI, and any other Regulatory or Governmental Authorities as are required to secure the requisite approval to the consummation of the transactions provided for in this Agreement. ComBanc and Commercial Bank agree that they will, as promptly as practicable after request and at their own expense, provide FDEF with all information and documents concerning ComBanc and Commercial Bank as shall be required in connection with preparing any applications, registration statements and other documents that are to be prepared and filed by FDEF and in connection with regulatory approvals required to be obtained by FDEF hereunder.

                  7.05. TERMINATION OF PLANS. As of the Effective Time, ComBanc's health insurance plan will be terminated and, in FDEF's discretion, ComBanc's 401(k) Profit Sharing Plan (Plan #001) will either be terminated or merged into FDEF's 401(k) Employee Savings Plan. Prior to the Effective Time, ComBanc will terminate the retiree health insurance benefits for those people who may retire after the date of this Agreement.

                  7.06. CONFIDENTIALITY. The parties to this Agreement acknowledge the confidential and proprietary nature of the information as hereinafter described which has heretofore been exchanged and which will be received from each other hereunder (the "INFORMATION") and agree to hold and keep the same confidential. Such Information will include any and all financial, technical, commercial, marketing, customer or other information concerning the business, operations and affairs of a party that may be provided to the other, irrespective of the form of the communications, by such party's employees or agents. Such Information shall not include information that is or becomes generally available to the public other than as a result of a disclosure by a party or its representatives in violation of this Agreement, or Information which is required to be furnished or used in connection with legal proceedings. The parties agree that the Information will be used solely for the purposes contemplated by this Agreement and that such Information will not be disclosed to any person other than employees and agents of a party who are directly involved in evaluating the transaction. The Information shall not be used in any way detrimental to a party, including use directly or indirectly in the conduct of the other party's business or enterprise in which such party may have an interest, now or in the future, and whether or not now in competition with such other party. Upon the written request of the disclosing party, upon termination of this Agreement, the other parties will promptly return or destroy Information in their possession and certify to the disclosing party that the party has done so.


                                  ARTICLE EIGHT
             CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE PARTIES

                  8.01. CONDITIONS TO THE OBLIGATIONS OF FDEF AND FIRST FEDERAL. The obligations of FDEF and First Federal under this Agreement shall be subject to the satisfaction, or written waiver by FDEF and First Federal prior to the Closing Date, of each of the following conditions precedent:

                  (a) The representations and warranties of ComBanc and Commercial Bank set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though such representations and warranties were also made as of the Closing Date, except that those representations and warranties which by their terms speak as of a specific date shall be true and correct as of such date; and FDEF shall have received a certificate, dated the Closing Date, signed by the chief executive officer and the chief financial officer of each of ComBanc and Commercial Bank to such effect.

                  (b) Each of ComBanc and Commercial Bank shall have performed in all material respects all of its covenants and obligations under this Agreement to be performed by it on or prior to the Closing Date, including those relating to the Closing and the closing deliveries required by Section 9.03 of this Agreement, and FDEF shall have received a certificate, dated the Closing Date, signed by the chief executive officer and the chief financial officer of each of ComBanc and Commercial Bank to such effect.

                  (c) The holders of not more than 12% of the outstanding ComBanc Shares shall have perfected their appraisal rights under Section 262 of the DGCL, if applicable, in connection with the transactions contemplated by this Agreement.

                  (d) ComBanc and Commercial Bank shall have obtained the consent or approval of each person (other than Governmental and Regulatory Authorities) whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, have a material adverse effect, after the Effective Time, on the Surviving Corporation.

                  (e) All of the Deferred Compensation Agreements with members of ComBanc or Commercial Bank's Board of Directors shall be terminated.

                  8.02. CONDITIONS TO THE OBLIGATIONS OF COMBANC AND COMMERCIAL BANK. The obligations of ComBanc and Commercial Bank under this Agreement shall be subject to satisfaction, or written waiver by ComBanc and Commercial Bank prior to the Closing Date, of each of the following conditions precedent:

                  (a) The representations and warranties of FDEF and First Federal set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though such representations and warranties were also made as of the Closing Date, except that representations and warranties which by their terms speak as of a specific date shall be true and correct as of such date; and ComBanc shall have received a certificate, dated the Closing Date, signed by the chief executive officer and the chief financial officer of each of FDEF and First Federal to such effect.

                  (b) Each of FDEF and First Federal shall have performed in all material respects all of its covenants and obligations under this Agreement to be performed by it on or prior to the Closing Date, including those related to the Closing and the closing deliveries required by Section 9.02 of this Agreement, and ComBanc shall have received a certificate, dated the Closing Date, signed by the chief executive officer and the chief financial officer of each of FDEF and First Federal to such effect.

                  (c) FDEF and First Federal shall have obtained the consent or approval of each person (other than Governmental and Regulatory Authorities) whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, have a material adverse effect, after the Effective Time, on the Surviving Corporation.

                  (d) ComBanc shall have received from ComBanc's Financial Advisor an opinion reasonably acceptable to ComBanc, dated as of the Closing Date, to the effect that the consideration to be received by the holders of ComBanc Shares in the Corporate Merger is fair, from a financial point of view, to the holders of ComBanc's Shares.

                  (e) FDEF shall have purchased the directors' and officers' liability insurance required by Section 6.04(b) of this Agreement.

                  (f) There shall not have been an adjustment to the consideration to be paid to ComBanc stockholders pursuant to Section 2.01(d).

                  8.03. MUTUAL CONDITIONS. The obligations of ComBanc, Commercial Bank, FDEF and First Federal under this Agreement shall be subject to the satisfaction, or written waiver by the parties prior to the Closing Date, of each of the following conditions precedent:

                  (a) The stockholders of ComBanc shall have duly adopted this Agreement by the required vote.

                  (b) All approvals of Governmental and Regulatory Authorities required to consummate the transactions contemplated by this Agreement shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals or statute, rule or order shall contain, other than divestitures or dispositions required to satisfy antitrust requirements, any conditions, restrictions or requirements that would reasonably be expected to have a material adverse effect after the Effective Time on the present or prospective consolidated financial condition, business or operating results of the Surviving Corporation.

                  (c) No temporary restraining order, preliminary or permanent injunction or other order issued by a court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Corporate Merger shall be in effect. No Governmental or Regulatory Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced, deemed applicable or entered any statute, rule, regulation, judgment, decree, injunction or other order prohibiting consummation of the transactions contemplated by this Agreement or making the Corporate Merger illegal.

                  (d) The Registration Statement shall have become effective under the Securities Act and no stop-order or similar restraining order suspending the effectiveness of the Registration Statement shall have been issued and no proceeding for that purpose shall have been initiated by the SEC.

                  (e) FDEF and ComBanc shall have received the written opinion of FDEF's Counsel, dated the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Corporate Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a)(1)(A) of the Code. In rendering its opinion, FDEF's Counsel will require and rely upon customary representations contained in letters from FDEF and ComBanc that FDEF's Counsel reasonably deems relevant.

                                  ARTICLE NINE
                                     CLOSING


                  9.01. CLOSING. The closing of the Corporate Merger pursuant to this Agreement (the "CLOSING") shall take place at a date and time agreed upon by FDEF and ComBanc within a reasonable time after the satisfaction or waiver of the last of the conditions to the Corporate Merger set forth in Article Eight of this Agreement to be satisfied. Notwithstanding any of the foregoing to the contrary, the Closing shall not occur on a date after that specified in Section 10.01(b)(i) of this Agreement or after the date or dates on which any Governmental or

Regulatory Authority approval or any extension thereof expires. The date of the Closing is sometimes herein called the "CLOSING DATE."

                  9.02. CLOSING DELIVERIES REQUIRED OF FDEF AND FIRST FEDERAL. At the Closing, FDEF and First Federal shall cause all of the following to be delivered to ComBanc:

                  (a) The certificates of FDEF and First Federal contemplated by
Section 8.02(a) and (b) of this Agreement.

                  (b) Copies of all resolutions adopted by the directors of FDEF and First Federal, approving and adopting this Agreement and authorizing the consummation of the transactions described herein, accompanied by a certificate of the secretary or assistant secretary of FDEF and First Federal, as applicable, dated as of the Closing Date, and certifying (i) the date and manner of adoption of each such resolution; and (ii) that each such resolution is in full force and effect, without amendment or repeal, as of the Closing Date.

                  9.03. CLOSING DELIVERIES REQUIRED OF COMBANC AND COMMERCIAL BANK. At the Closing, ComBanc and Commercial Bank shall cause all of the following to be delivered to FDEF:

                  (a) The certificates of ComBanc and Commercial Bank contemplated by Sections 8.01(a) and (b) of this Agreement.

                  (b) Copies of all resolutions adopted by the directors and the shareholders of ComBanc and Commercial Bank approving and adopting this Agreement and authorizing the consummation of the transactions described herein, accompanied by a certificate of the secretary or the assistant secretary of ComBanc and Commercial Bank, as applicable, dated as of the Closing Date, and certifying (i) the date and manner of the adoption of each such resolution; and
(ii) that each such resolution is in full force and effect, without amendment or repeal, as of the Closing Date.

                  (c) A written agreement from each Rule 145 Affiliate identified by ComBanc pursuant to Section 5.05 in which such Rule 145 Affiliate confirms that the FDEF Shares received by such Rule 145 Affiliate pursuant to the Corporate Merger will be transferable only in accordance with Rule 145 of the Securities Act.

                                   ARTICLE TEN
                                   TERMINATION

                  10.01. TERMINATION. This Agreement may be terminated, and the Corporate Merger may be abandoned, at any time prior to the Effective Time, whether prior to or after this Agreement has been adopted by the shareholders of
ComBanc:

                  (a) By mutual written agreement of ComBanc and FDEF duly authorized by action taken by or on behalf of their respective Boards of Directors;

                  (b) By either ComBanc or FDEF upon written notification to the non-terminating party:

                  (i) at any time after March 31, 2005, if the Corporate Merger shall not have been consummated on or prior to such date and such failure to consummate the Corporate Merger is not caused by a breach of this Agreement by the terminating party;

                  (ii) if any event occurs which, in the reasonable opinion of either FDEF or ComBanc, would preclude satisfaction of any of the conditions set forth in Section 8.03 of this Agreement; or

                  (iii) if, in compliance with the provisions of Section 5.03 of this Agreement, ComBanc executes a definitive agreement in connection with, or closes, an Acquisition Transaction;

                  (c) By ComBanc upon written notice to FDEF if any event occurs which, in the reasonable opinion of ComBanc, would preclude satisfaction of any of the conditions set forth in Section 8.02 of this Agreement;

                  (d) By ComBanc upon written notice to FDEF if, pursuant to
Section 2.01(c), FDEF, in its sole discretion, does not increase the Per Share Stock Consideration to preserve the status of the Corporate Merger as a tax-free reorganization.

                  (e) By FDEF upon written notice to ComBanc if any event occurs which, in the reasonable opinion of FDEF, would preclude satisfaction of any of the conditions set forth in Section 8.01 of this Agreement.

                   10.02. EFFECT OF TERMINATION. If this Agreement is validly terminated by either ComBanc or FDEF pursuant to Section 10.01, this Agreement will forthwith become null and void and there will be no liability or obligation on the part of ComBanc, Commercial Bank, FDEF or First Federal except that (i) the provisions of Sections 5.03, 7.06 and 11.07 and this Article Ten will continue to apply following any such termination, and (ii) except as set forth in Section 10.04, nothing contained herein shall relieve any party hereto from liability for breach of its representations, warranties, covenants or agreements contained in this Agreement.

                   10.03. TERMINATION FEE. In the event ComBanc executes a definitive agreement in connection with, or closes, an Acquisition Transaction at any time after the date of this Agreement until the expiration of twelve months from the date of termination of this Agreement, ComBanc shall pay to FDEF in immediately available funds the sum of $2,000,000 within ten days after the earlier of such execution or closing.

                  10.04. FORCE MAJEURE. Notwithstanding anything to the contrary in this Agreement, in the event this Agreement is terminated as a result of a failure of a condition, which failure is due to a natural disaster or other act of God, or an act of war or terrorism, and provided no party has failed to observe the material obligations of such party under this Agreement, no party shall be obligated to pay to the other party to this Agreement any fees or expenses or otherwise be liable hereunder.

                                 ARTICLE ELEVEN
                                  MISCELLANEOUS

                  11.01. NOTICES. All notices, requests, demands and other communications required or permitted to be given under this Agreement shall be given in writing and shall be deemed to have been duly given (a) on the date of delivery if delivered by hand or by telecopy, upon confirmation of receipt, (b) on the first business day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the third business day following the date of mailing if sent by certified mail, postage prepaid, return receipt requested. All notices thereunder shall be delivered to the following addresses:

                           If to ComBanc or Commercial Bank, to:

                           ComBanc, Inc.
                           230 East Second Street
                           Delphos, Ohio  45833
                           Attn:  Paul G. Wreede, President
                           Facsimile Number:  (419) 692-8408

                           With a copy to:

                           Squire, Sanders & Dempsey L.L.P.
                           4900 Key Tower
                           127 Public Square
                           Cleveland, Ohio 44114
                           Attn:  Shawn R. Russell, Esq.
                           Facsimile Number:  (216) 479-8776

                           If to FDEF or First Federal, to:

                           First Defiance Financial Corp.
                           601 Clinton Street
                           Defiance, Ohio  43512
                           Attn:  William J. Small, Chairman, President
                                    and Chief Executive Officer
                           Facsimile Number:  (419) 782-5145

                           With a copy to:

                           Vorys, Sater, Seymour and Pease LLP
                           Suite 2000, Atrium Two
                           221 East Fourth Street
                           Cincinnati, Ohio  45202
                           Attn:  Terri Reyering Abare, Esq.
                           Facsimile Number:  (513) 852-7810

                  Any party to this Agreement may, by notice given in accordance with this Section 11.01, designate a new address for notices, requests, demands and other communications to such party.

                  11.02. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be a duplicate original, but all of which taken together shall be deemed to constitute a single instrument.

                  11.03. ENTIRE AGREEMENT. This Agreement (including the exhibits, documents and instruments referred to herein) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement.

                  11.04. SUCCESSORS AND ASSIGNS. This Agreement shall inure to the benefit of and be binding upon the respective successors and assigns (including successive, as well as immediate, successors and assigns) of the parties hereto. This Agreement may not be assigned by either party hereto without the prior written consent of the other party.

                  11.05. CAPTIONS. The captions contained in this Agreement are included only for convenience of reference and do not define, limit, explain or modify this Agreement or its interpretation, construction or meaning and are in no way to be construed as part of this Agreement.

                  11.06. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Ohio without giving effect to principles of conflicts or choice of laws (except to the extent that mandatory provisions of federal law are applicable).

                  11.07. PAYMENT OF FEES AND EXPENSES. Except as otherwise agreed in writing, each party hereto shall pay all of its own costs and expenses, including legal and accounting fees, and all expenses relating to its performance of, and compliance with, its undertakings herein, except that printing and mailing expenses shall be shared equally between ComBanc and FDEF. All fees to be paid to Governmental and Regulatory Authorities in connection with the transactions contemplated by this Agreement shall be borne by FDEF.

                  11.08. AMENDMENT. From time to time and at any time prior to the Effective Time, this Agreement may be amended only by an agreement in writing executed in the same manner as this Agreement, except that after the ComBanc Meeting, this Agreement may not be amended if it would violate the DGCL.

                  11.09. WAIVER. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.

                  11.10. NO THIRD-PARTY RIGHTS. Except as specifically set forth herein, nothing expressed or referred to in this Agreement will be construed to give any person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

                  11.11. WAIVER OF JURY TRIAL. Each of the parties hereto irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement or the transactions contemplated hereby.

                  11.12. SEVERABILITY. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

                  11.13. NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS. The representations, warranties and covenants of FDEF, First Federal, ComBanc and Commercial Bank set forth in this Agreement, or in any document delivered pursuant to the terms hereof or in connection with the transactions contemplated hereby, shall not survive the Closing and the consummation of the transactions referred to herein, other than covenants which by their terms are to survive or be performed after the Effective Time (including, without limitation, those set forth in Article Six and this Article Eleven); except that the Surviving Corporation and any director, officer or controlling person thereof may rely on such representations, warranties or covenants in any defense in law or equity which otherwise would be available against the claims of any person, including, without limitation, any shareholder or former shareholder of either ComBanc or FDEF.



                   [REMAINDER OF THE PAGE INTENTIONALLY BLANK]

         IN WITNESS WHEREOF, this Agreement and Plan of Merger has been executed on behalf of FDEF, First Federal, ComBanc and Commercial Bank to be effective as of the date set forth in the first paragraph above.


ATTEST:                        FIRST DEFIANCE FINANCIAL CORP.



                               By:  /s/ William J. Small
-------------------------           --------------------------------------------
                                     William J. Small, Chairman, President and
                                     Chief Executive Officer


ATTEST:                        FIRST FEDERAL BANK OF THE MIDWEST



                               By:  /s/ William J. Small
-------------------------           --------------------------------------------
                                    William J. Small, Chairman and
                                    Chief Executive Officer


ATTEST:                        COMBANC, INC.



                               By:  /s/ Paul G. Wreede
-------------------------           --------------------------------------------
                                    Paul G. Wreede, Chairman, President and CEO


ATTEST:                        THE COMMERCIAL BANK



                               By:  /s/ Paul G. Wreede
-------------------------           --------------------------------------------
                                    Paul G. Wreede, President and CEO

                                    EXHIBIT A

                               AGREEMENT OF MERGER

         THIS AGREEMENT OF MERGER (this "Agreement") is entered into as of the ___ day of ___________, 2004, by and between First Federal Bank of the Midwest ("First Federal"), a federal savings bank, and The Commercial Bank ("Commercial Bank"), an Ohio commercial bank.

                                R E C I T A L S :

         WHEREAS, First Federal is a wholly owned subsidiary of First Defiance Financial Corp. ("FDEF"), an Ohio corporation, and Commercial Bank is a wholly owned subsidiary of ComBanc, Inc. ("ComBanc"), a Delaware corporation;

         WHEREAS, FDEF, First Federal, ComBanc and Commercial Bank have entered into an Agreement and Plan of Merger dated ___________________, 2004 (the "Merger Agreement"), which provides for the merger of ComBanc with and into FDEF and the subsequent merger of Commercial Bank with and into First Federal; and

         WHEREAS, the Boards of Directors of each of the parties hereto have approved this Agreement;

         NOW, THEREFORE, in consideration of the mutual premises and mutual agreements contained herein, the parties hereto have agreed as follows:

                                    ARTICLE I
                                   THE MERGER

         Section 1.01. At the Effective Time (as defined in Article IV below), Commercial Bank shall merge with and into First Federal (the "Merger") pursuant to Ohio Rev. Code Sections 1115.11 and 1701.79, and the applicable regulations of the Division of Financial Institutions of the Ohio Department of Commerce (the "Division") and the Office of Thrift Supervision ("OTS"). Upon consummation of the Merger, the separate corporate existence of Commercial Bank shall cease and First Federal shall continue as the surviving institution (the "Surviving Institution").

         Section 1.02. The name of the Surviving Institution shall be First Federal Bank of the Midwest.

                                   ARTICLE II
                            CONVERSION OF SECURITIES

         Section 2.01. First Federal Stock. The shares of common stock of First Federal issued and outstanding immediately prior to the Effective Time shall be unaffected by the Merger and shall constitute the only outstanding shares of capital stock of the Surviving Institution at and after the Effective Time.

         Section 2.02. Commercial Bank Stock. At the Effective Time, by virtue of the Merger and without any action on the part of First Federal or Commercial Bank, all of the shares of common stock of Commercial Bank, $6.25 par value per share, that are issued and outstanding immediately prior thereto shall thereupon be canceled.

                                   ARTICLE III
                                 EFFECTIVE TIME

         Section 3.01. The Merger shall become effective immediately following and contingent upon the occurrence of the Closing (as defined in Article Nine of the Merger Agreement) at the date and time specified in the articles of combination to be filed with the Office of Thrift Supervision (the "Effective Time"); provided, however, that such filing shall not occur and the Merger shall not be effective until all of the following events have taken place: (a) ComBanc shall have been merged with and into FDEF; (b) the sole shareholders of First Federal and Commercial Bank shall have adopted this Agreement; (c) the Merger shall have been approved by all regulatory authorities; and (d) all applicable regulatory waiting periods shall have expired.

                                   ARTICLE IV
                               CHARTER AND BYLAWS
                            OF SURVIVING INSTITUTION

         Section 4.01. The charter and bylaws of First Federal as in effect at the Effective Time shall be the charter and bylaws of the Surviving Institution at and after the Effective Time.

                                    ARTICLE V
                   EXECUTIVE OFFICERS OF SURVIVING INSTITUTION

         Section 5.01. The executive officers of First Federal immediately before the Effective Time shall serve in the same capacities as executive officers of the Surviving Institution at and after the Effective Time.

                                    ARTICLE V
                       DIRECTORS OF RESULTING INSTITUTION

         6.1 At and after the Effective Time and until changed in accordance with law, the number of directors of the Resulting Institution shall be five. The directors of Foundation immediately prior to the Effective Time shall be the directors of the Resulting Institution at and after the Effective Time, whose names, terms and residence addresses are as follows:

DIRECTOR                    Term to Expire             Residence Address
                            --------------             -----------------

William J. Small
Don C. Van Brackel
Stephen L. Boomer
Douglas A. Burgei
Peter A. Diehl
John U. Fauster
Gerald M. Monnin
James L. Rohrs
Thomas A. Voigt

                                   ARTICLE VII
                                EFFECTS OF MERGER

         Section 7.01. At the Effective Time, Commercial Bank shall merge with and into First Federal, with First Federal as the Surviving Institution. The business of the Surviving Institution shall be that of a federal savings bank, as provided for in its charter. All assets, rights, interests, privileges, powers, franchises and property (real, personal and mixed) of First Federal and Commercial Bank shall be automatically transferred to and vested in the Surviving Institution by virtue of the Merger without any deed or other document of transfer.

         Section 7.02. The Surviving Institution, without any order or action on the part of any court or otherwise and without any documents of assumption or assignment, shall hold and enjoy all of the assets, rights, privileges, powers, properties, franchises and interests, including, without limitation, appointments, powers, designations, nominations and all other rights, interests and powers as agent or fiduciary, in the same manner and to the same extent as such rights, interests and powers were held or enjoyed by First Federal and Commercial Bank, respectively.

         Section 7.03. The Surviving Institution shall be responsible for all of the liabilities, restrictions and duties of every kind and description of both First Federal and Commercial Bank, immediately prior to the Merger, including, without limitation, liabilities for all savings accounts, deposits, debts, obligations and contracts of First Federal and Commercial Bank, respectively, matured or unmatured, whether accrued, absolute, contingent and otherwise and whether or not reflected or reserved against on balance sheets, books of accounts or records of either First Federal or Commercial Bank. Deposit accounts shall be deemed issued in the name of the Surviving Institution in accordance with applicable regulations. All rights of creditors and other obligees and all liens on property of either First Federal or Commercial Bank shall be preserved, shall be assumed by the Surviving Institution and shall not be released or impaired.

                                  ARTICLE VIII
                        OFFICES OF SURVIVING INSTITUTION

         Section 8.01. After the Effective Time, the locations of the offices of the Resulting Institution shall be as follows:

         Home Office:     601 Clinton Street
                          Defiance, Ohio 43512

         Branch Offices:  1050 East Main Street        204 East High Street
                          Montpelier, Ohio 43543       Bryan, Ohio 43506

                          926 East High Street         211 South Fulton Street
                          Bryan, Ohio 43506            Wauseon, Ohio 43567

                          417 West Dussel Drive        201 East High Street
                          Maumee, Ohio 43537           Hicksville, Ohio 43526

                          825 N. Clinton Street        190 Stadium Drive
                          Defiance, Ohio 43512         Defiance, Ohio 43512

                          625 Scott Street             1333 Woodlawn Avenue
                          Napoleon, Ohio 43545         Napoleon, Ohio 43545

                          1226 W. Wooster Street       1694 N. Countyline Street
                          Bowling Green, Ohio 43402    Fostoria, Ohio 44830

                          405 E. Main Street           905 N. Williams Street
                          Ottawa, Ohio 45875           Paulding, Ohio 45879

                          124 E. Main Street           3900 N. Main Street
                          McComb, Ohio 45858           Findlay, Ohio 45840

                          7591 Patriot Drive           301 S. Main Street
                          Findlay, Ohio 45840          Findlay, Ohio 45840

                          230 E. Second Street         2600 Allentown Road
                          Delphos, Ohio 45833          Lima, Ohio 45805

                          2285 N. Cole Street          105 S. Greenlawn Avenue
                          Lima, Ohio 45801             Elida, Ohio 45807

                                   ARTICLE IX
                               LIQUIDATION ACCOUNT

         Section 9.01. At the Effective Time, the Surviving Institution shall assume Commercial Bank's liquidation account established upon Commercial Bank's conversion to the stock form of ownership.

                                    ARTICLE X
                                   OTHER TERMS

         Section 10.01. All terms used in this Agreement shall, unless defined herein, have the meanings set forth in the Merger Agreement.

         Section 10.02. Subject to applicable law, at any time prior to the consummation of the Merger, this Agreement may be amended by an instrument in writing signed on behalf of each of the parties hereto.

         Section 10.03. This Agreement shall terminate and become null and void, and the transactions contemplated herein shall thereupon be abandoned, upon any occurrence of a termination of the Merger Agreement pursuant to Article Ten thereof.

         Section 10.04. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of such counterparts shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

ATTEST:                                FIRST FEDERAL BANK OF THE MIDWEST



                                       By:
---------------------------               ------------------------------------



ATTEST:                                THE COMMERCIAL BANK



                                       By:
---------------------------               ------------------------------------

                                    EXHIBIT B

                                VOTING AGREEMENT

         THIS VOTING AGREEMENT (this "Agreement") is entered into this _____ day of ________, 2004, between the undersigned Stockholder (the "Stockholder") of ComBanc, Inc., a Delaware corporation ("ComBanc"), and First Defiance Financial Corp., an Ohio corporation ("FDEF").

                                    RECITALS

         A. The Stockholder owns or has the power to vote, other than in a fiduciary capacity, _______ common shares, without par value, of ComBanc (together with all other shares of ComBanc that the Stockholder may subsequently acquire or obtain the power to vote, other than in a fiduciary capacity, the "Shares").

         B. ComBanc has entered into an Agreement and Plan of Merger by and among FDEF, First Federal Bank of the Midwest, ComBanc and The Commercial Bank of even date herewith (the "Merger Agreement").

         C. Under the terms of the Merger Agreement, ComBanc has agreed to call a meeting of its stockholders for the purpose of voting upon the adoption of the Merger Agreement (together with any adjournments thereof, the "ComBanc Meeting").

         D. The parties to the Merger Agreement have made it a condition to their entering into the Merger Agreement that certain stockholders of ComBanc, including the Stockholder, agree to vote their shares of ComBanc in favor of the adoption of the Merger Agreement.

                                    AGREEMENT

         Accordingly, the parties hereto agree as follows:

         1. AGREEMENT TO VOTE. The Stockholder agrees, subject to Section 2 below, to vote the Shares as follows:

                  (a)      in favor of the adoption of the Merger Agreement;

                  (b) against the approval of any proposal relating to a competing merger or business combination involving an acquisition of ComBanc or the purchase of all or a substantial portion of the assets of ComBanc by any person or entity other than FDEF or an affiliate of FDEF; and

                  (c) against any other transaction which is inconsistent with the obligations of ComBanc under the Merger Agreement.

         2. LIMITATION ON VOTING POWER. It is expressly understood and acknowledged that nothing contained herein is intended to restrict the Stockholder from voting on any matter, or otherwise from acting, in the Stockholder's capacity as a director or officer of ComBanc with respect to any matter, including but not limited to, the management or operation of ComBanc.

         3. TERMINATION. This Agreement shall terminate on the earlier of (a) the date on which the Merger Agreement is terminated in accordance with Article Ten of the Merger Agreement, (b) the date on which the merger contemplated by the Merger Agreement is consummated, or (c) the death of the Stockholder.

         4. REPRESENTATIONS, WARRANTIES, AND ADDITIONAL COVENANTS OF THE STOCKHOLDER. The Stockholder hereby represents and warrants to FDEF that (a) the Stockholder has the capacity and all necessary power and authority to vote the Shares, and (b) this Agreement constitutes a legal, valid, and binding obligation of the Stockholder, enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, or similar laws affecting enforcement of creditors rights generally. The Stockholder further agrees that, during the term of this Agreement, the Stockholder will not, without the prior written consent of FDEF, which consent shall not be unreasonably withheld, sell, pledge, or otherwise voluntarily dispose of any of the Shares which are owned by the Stockholder or take any other voluntary action which would have the effect of removing the Stockholder's power to vote the Shares or which would be inconsistent with this Agreement. Notwithstanding the foregoing, the Stockholder may transfer all or a portion of the Shares to an immediate family member, but only if the transferee executes an identical Voting Agreement.

         5. SPECIFIC PERFORMANCE. The undersigned hereby acknowledges that damages would be an inadequate remedy for any breach of the provisions of this Agreement and agrees that the obligations of the Stockholder shall be specifically enforceable and that FDEF shall be entitled to injunctive or other equitable relief upon such a breach by the Stockholder. The Stockholder further agrees to waive any bond in connection with obtaining any such injunctive or equitable relief. This provision is without prejudice to any other rights that FDEF may have against the Stockholder for any failure to perform his obligations under this Agreement.

         6. GOVERNING LAW. This Agreement shall be construed and enforced in accordance with the laws of the State of Ohio without regard to any of its conflict of laws principles.

         7. CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings attributed to such terms in the Merger Agreement.

         IN WITNESS WHEREOF, the undersigned have executed or caused to be executed this Agreement as of the day and year first above written.

STOCKHOLDER                                       FIRST DEFIANCE FINANCIAL CORP.

                                                  By:
           -----------------------------                -----------------------

                                                  Name:
           -----------------------------                -----------------------

Print Name:                                       Title:
           -----------------------------                -----------------------

                                    EXHIBIT C

                              NON-COMPETE AGREEMENT

                  This Non-Disclosure and Non-Competition Agreement (this "Agreement") is made and entered into this ____ day of _______________, 200_ by and between First Federal Bank of the Midwest, a federal savings bank ("First Federal"), and the undersigned ("Member") for the benefit of First Federal.

                                    RECITALS

                  A. First Defiance Financial Corp. and First Federal have spent and continue to spend considerable time, money and effort developing their business (the "Business").

                  B. Member desires to serve as a member of the Advisory Board of First Federal and First Federal desires to have Member serve as such.

                  C. As a member of the Advisory Board, Member may discover the names of First Federal's customers, its method of doing business, and other valuable knowledge in connection with the Business.

                  D. For the proper protection of the Business it is essential that all matters connected with, arising out of, or pertaining to the Business and its method of operation, and the names of its customers, be kept secret; and that the good will, customer contacts and customer relations developed in the Business, together with the benefits of the advertising and promotion of the Business and products be preserved.

                  NOW, THEREFORE, in consideration of the covenants and agreements set forth in this Agreement, First Federal and Member hereby covenant and agree as follows:

                  1. Secret and Confidential Information. Member agrees to treat as confidential all information whether of a technical or business nature, belonging to the Business which is possessed by Member, which may be disclosed to Member or which Member may develop in the course of Member's service on the Advisory Board ("Service"), including, without limitation, financial data and statements, pricing and pricing strategies and plans, business plans, marketing plans, customer lists, and account lists ("Confidential Information"). For purposes of this Agreement, Confidential Information does not include information which (i) becomes generally available to the public other than as a result of a disclosure by Member, (ii) is developed by Member independent of any confidential information received from First Federal, or (iii) is lawfully obtained by Member from a third party outside of this Agreement. Member shall not disclose, publish or otherwise use, either during Member's Service or after termination of Member's Service, any such Confidential Information, trade secrets or secret information without the prior written consent of First Federal.

                  2. Return of Business Property. Member agrees that following Member's termination of Service for any reason, Member will promptly return to First Federal all financial and business documents, operations manuals, business plans, information pertaining to pricing of products and services, customers, profit margins and the design of saving and lending products, and other materials of a confidential nature in any way relating to the Business which are in Member's possession and/or made available to Member during Member's Service, together with all existing copies, however reproduced including paper documents and computer data or other media however stored.

                  3. Non-Solicitation. Member recognizes that First Federal's workforce constitutes an important and vital aspect of its Business operations. Therefore, Member will not hire or solicit, or assist anyone in the hiring or soliciting of, any of First Defiance Financial Corp.'s, First Federal's or any of their affiliates employees, independent contractors, or subcontractors, without the express prior written consent of First Federal, for the duration of Member's Service.

         4. Non-Competition. Member shall not for a period of twelve months following the date of this Agreement do any of the following:

                  (i) Directly or indirectly engage in business with or on behalf of, or

                  (ii) Assist or have an active interest in (whether as proprietor, partner, investor, greater than 5% shareholder, officer, director or any type of principal whatsoever); or

                  (iii) Enter the employment of or act as agent for, or advisor or consultant to,

                  any person, firm, partnership, association, corporation or business organization, entity or enterprise, including without limitation, enterprises involving persons related by blood or marriage to Member, and whether or not pursued for gain, profit, or other pecuniary advantage, which is, or to Member's knowledge is planning to, or to Member's knowledge is about to become, directly or indirectly, engaged in the business of providing financial products and services including but not limited to any of the following: consumer and business financial products, mortgage brokerage services, mortgage loans, checking accounts, savings accounts, individual retirement accounts, loan accounts, safe deposit boxes, certificates of deposit and related products and services, to any person, firm, partnership, association, corporation or business organization, entity or enterprise within a circle extending 50 miles from any office of First Federal or its affiliates.

                  Member herewith recognizes and expresses that the obligations and restrictions imposed by the foregoing paragraphs are reasonable and proper in order to protect First Federal from the loss of valuable assets, business methods, and other trade secrets.

                  5. Payments to Member. In consideration and exchange for the covenants and agreements set forth in this Agreement, First Federal shall pay to Member the sum of $500 per Advisory Board meeting that is attended by Member.

                  6. Legal Covenants. Member agrees that any future claim or cause of action Member has against First Federal or its affiliates, whether based on this Agreement or otherwise, does not constitute a defense to the enforcement by First Federal of the covenants within this Agreement. Both Member and First Federal expressly agree that it is the intent of this Agreement to comply with any and all policy, statutory and common law. If any of the contents of this Agreement are determined to be unlawful, such sentence, paragraph, clause or combination of same, shall be void; yet the remainder of the Agreement shall remain binding on the signing parties. In the event a portion of this Agreement is determined to be unlawful, it is agreed by both parties that the court shall substitute a reasonable, judicially enforceable limitation in its place.

                  Member understands, acknowledges and agrees that any violation of Member's covenants and agreements set forth in this Agreement will cause irreparable injury to First Federal, and therefore, First Federal may enforce this Agreement if necessary by means of injunction as well as institution of a civil action for damages or by any other appropriate legal remedy.

                  Member agrees to indemnify and hold First Federal harmless from and against any and all loss, cost, damage, or expense, including without limitation, attorneys' fees that arises out of any breach by Member of this Agreement.

                  7. Relationship of Parties. Member is not an employee of First Federal and, as a result, shall not be entitled to any of the employee benefits provided to First Federal employees.

                  8. Governing Law; Jurisdiction. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Ohio. Any action, suit or proceeding in respect of or arising out of this Agreement or the transactions contemplated hereby may be prosecuted as to any one or more of the parties hereto in the courts of the State of Ohio. EACH PARTY HERETO CONSENTS AND SUBMITS TO THE EXERCISE OF JURISDICTION OVER HIS PERSON BY ANY COURT SITUATED IN OHIO AND HAVING JURISDICTION OVER THE SUBJECT MATTER OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR IN RESPECT OF THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY.

                  9. Entire Agreement. This Agreement constitutes the entire agreement concerning the subject matters set forth herein and supersedes any and all prior agreements or understandings between First Federal and Member with regard to non-disclosure and non-competition.

                  10. Successors and Assigns. The privileges and benefits of this Agreement shall be extended to the successors and assigns of First Federal.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

Attest:                                 FIRST FEDERAL BANK OF THE MIDWEST


                                             By:
----------------------------------------        -------------------------------

                                                -------------------------------
                                                its
                                                -------------------------------


                                             MEMBER



----------------------------------------        -------------------------------

                                                -------------------------------